SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	Commission File Number:
June 3, 2003	0-27441

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1878819
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.

Washington, D.C. 20002-2194

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(202) 380-4000

Date of Report (Date of earliest event reported):	Commission File Number:
June 3, 2003	333-39178

XM SATELLITE RADIO INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1805102
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.

Washington, D.C. 20002-2194

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(202) 380-4000

EXPLANATORY NOTE

This current report on Form 8-K is filed jointly by XM Satellite Radio Holdings Inc. (“Holdings”) and XM Satellite Radio Inc. (“XM”). XM is a wholly-owned subsidiary of Holdings. Unless otherwise noted, the terms “we,” “our” and “us” refer to Holdings and its subsidiaries.

Item 5.    Other Events.

The information set forth on the following pages is included in a preliminary offering memorandum of XM Satellite Radio Inc., a wholly owned subsidiary of XM Satellite Radio Holdings Inc., each a Delaware corporation, for an issuance in connection with an offering of up to $125 million in aggregate principal amount of non-convertible debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The debt securities will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Except for any historical information, the matters we discuss in this Form 8-K concerning our company contain forward-looking statements. Any statements in this Form 8-K that are not statements of historical fact, are intended to be, and are, “forward-looking statements” under the safe harbor provided by Section 27(a) of the Securities Act of 1933. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans” and similar expressions are intended to identify forward-looking statements. The important factors we discuss below and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other factors identified in our filings with the SEC and those presented elsewhere by management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this Form 8-K.

BUSINESS

Overview

We are a nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Our digital audio XM Radio service offers 100 channels of music, news, talk, sports and children’s programming for a monthly subscription fee; we also offer one premium channel for an additional fee. We believe XM Radio appeals to consumers because of our innovative and diverse programming, nationwide coverage, numerous commercial free music and talk channels and digital sound quality. Since our nationwide launch on November 12, 2001, we built our subscriber base to over 600,000 subscribers as of May 31, 2003 through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers.

From our nationwide launch through the end of the third quarter of 2002, distribution of our product was almost exclusively through the aftermarket (the sale of radios by consumer electronics retailers and others for installation in automobiles after purchase). Starting with the 2003 automobile model year, which began in late summer 2002, General Motors began making XM Radio available as original equipment in new vehicles. Through an exclusive distribution arrangement with us, General Motors is currently offering 25 models of XM Radio-equipped cars, light trucks and SUVs under the Buick, Chevrolet, Oldsmobile, Cadillac, Pontiac and GMC brand names and will expand to 44 GM models for the 2004 model year. Honda, Isuzu, Nissan, Infiniti, Toyota and Volkswagen/Audi have announced that XM Radio will be available in numerous popular makes and models, including the Honda Accord, Nissan Pathfinder and Toyota Scion. Recently, Acura announced that both the 2004 Acura TL and RL will include XM Radio as a factory-installed standard feature. Toyota has announced that XM Radio will be offered as a dealer-installed option on the 2004 Camry Solara coupe and Audi has announced that beginning in the summer of 2003 XM Radio will be offered as an option on a number of 2004 models, including the A4, S4, A6, A8L and allroad quattro. Broad distribution of XM Radio through the new automobile market is a central element in our business strategy.

We also continue to promote XM Radio actively in the automobile aftermarket. XM radios are available under the Sony, Alpine, Pioneer and Delphi brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, and others. Our aftermarket distribution network also includes 2,100 Wal-Mart stores that sell the complete line of Delphi SKYFi radios. Delphi introduced the XM SKYFi, a plug-and-play device that offers an enhanced display and attractive pricing, in the fall of 2002. We consider the introduction of the SKYFi product a significant milestone, marking the launch of the second generation of XM radios at a lower cost to consumers than the first generation products, with an enhanced display and true portability from the car to home stereo systems to a boom box. At the 2003 Consumer Electronics Show, the SKYFi audio system was named a finalist for the Best of CES award.

We recently introduced the XM PCR, the first satellite radio receiver designed for personal computers. We believe the XM PCR, SKYFi and other plug and play devices will allow us to penetrate the home and portable radio market. After the retail aftermarket and factory-installed automobile market, this opening up of the home and portable radio market is the third major element of a marketing strategy to increase the availability of XM radio across new markets.

We believe, based on our experience in the marketplace, surveys, work with focus groups and market data, that there is a significant market for XM Radio. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio.

We offer our consumers a unique listening experience by providing diverse programming, coast-to-coast coverage, a substantial number of commercial free channels and clear sound with our digital signals. Our 100 channels (plus one premium channel) include diverse programming designed to appeal to a large audience, and to specific groups that our research has shown are most likely to subscribe to our service, including urban and rural listeners of virtually all ages. Based on listener feedback after our first nine months of broadcasting, we updated our channel lineup and began offering our first premium channel, Playboy Radio. We have original music and talk channels created by our in-house programming unit as well as channels created by well-known providers of brand name programming, including MTV, VH1, ESPN Radio, Radio Disney, CNN, CNBC, Discovery, Fox News, E!, NASCAR, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a successful record of introducing new radio formats and building local and national listenership.

In addition to our subscription fee, we generate revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis on traditional AM/FM radio. Through affinity and niche programming, we offer advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets. Advertisers on the XM network have included Warner Bros., JC Penney, U.S. Navy, Allstate and Pennzoil.

We transmit the XM Radio signal throughout the continental United States from our two satellites “XM Rock” and “XM Roll.” We are planning to launch our spare satellite, presently being modified, in late 2004 as part of a plan to address a solar power anomaly in our existing satellites. We also have a network of approximately 800 terrestrial repeaters, which receive and re-transmit the satellite signals in 60 cities to augment our satellite signal coverage where it might otherwise be affected by buildings, tunnels or terrain. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

We have raised $1.9 billion of equity and debt net proceeds through March 31, 2003 from investors and strategic partners to fund our operations. This includes $225 million of gross funds raised in the January 2003 financing transactions. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit from GM. From April 1, 2003 to May 6, 2003, we have raised $30.4 million through our Direct Stock Purchase Program and issued shares of Class A common stock to eliminate $49.5 million of indebtedness. As of March 31, 2003, our strategic investors include General Motors, Hughes Electronics/DIRECTV, Clear Channel Communications, and American Honda; our financial investors include Columbia Capital, Madison Dearborn Partners, AEA Investors, BayStar Capital and Eastbourne Capital.

So long as we meet the revenue, expense and cash flow projections of our refined business plan, we expect to be fully funded and will not need to raise additional financing to continue operations. Our business plan contemplates the use of either insurance proceeds and/or vendor financing to launch replacement satellite(s). We have entered into an agreement with Boeing Satellite Systems to fix a date for the completion and launch of our ground spare satellite in late 2004 and to specify definitive pricing for the launch and certain upgrades.

Market Opportunity

Based on our experience in the marketplace to date, as well as market research, we believe that there is a significant market for our satellite radio service.

Initial Marketplace Results

Consumer response to our service has been positive. As of May 31, 2003, we had over 600,000 subscribers. This subscriber growth represents a faster adoption rate than for any other consumer audio product introduced over the past 20 years, including CD players and DVD players (NPD Techworld/data 2002). Importantly, we have achieved this subscriber growth while spending significantly less in subscriber acquisition costs (SAC costs) per subscriber than we had originally projected. A more in-depth discussion of our SAC costs can be found under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

We have also received positive feedback from our subscribers. In a survey of a random sample of 557 subscribers, 95% (with a margin of error of +/- 4%) rated our overall service, and our sound quality as “excellent” or “good.” We have also found a broad appeal of our service across age groups, with people in their twenties, thirties, forties and fifties each representing comparable percentages of XM subscribers.

Demand for Satellite Radio

Market studies show strong demand for radio service, as evidenced by radio listening trends, data relating to sales and distribution of radios and the general growth in radio advertising. In many markets, traditional AM/FM audio programming choices are limited to mass appeal formats. We believe our national subscription service complements traditional local radio. Moreover, the success of subscription entertainment services in other media such as cable television and satellite television further indicates potential for significant consumer demand for satellite radio services.

Penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. There are more than 19.2 million digital cable subscribers and 20 million satellite television subscribers as of 2002. As of 2002, 69% of TV households subscribe to basic cable television, and 18.5% of TV households subscribe to satellite television (National Cable Television Association website and skyreport.com website).

The Yankee Group projects satellite radio will achieve 15 million subscribers by 2006 (May 2002 study) and market studies conducted for us project that as many as 49 million people may subscribe to satellite radio by 2012.

Auto Radio Market

In 2001, radio manufacturers sold over 30 million car radios, including original equipment automobile radios and aftermarket automobile radios, as well as 1 million aftermarket automobile CD changers. In the same year, 17.2 million new cars were sold, including 4.9 million by General Motors. The vast majority of these new cars were sold with car radios (The OEM and Aftermarket for 12-Volt Electronics, Venture Development Corporation).

Radio Listening

On average, adults listen to the radio 3.2 hours a day, with the amount of radio listening fairly evenly distributed across gender and age groups. The percentage of people listening to radio is also high. Market data show that over 75% of the entire United States population age 12 and older listen to the radio daily, and over 95% listen on a weekly basis (Radio Marketing Guide and Factbook for Advertisers, Radio Advertising Bureau, 2001–2002).

Current Limitations on Programming Choice

Many consumers have access to a limited number of stations and programming formats offered by traditional AM/FM radio. Our service is expected to be attractive to underserved radio listeners who want expanded radio choices.

Limited Number of Radio Stations.    The number of radio stations available to many consumers in their local market is limited in comparison to the 101 channels we offer on a nationwide basis. In recent years, there were fewer than 50 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States. Many of these radio stations are of the same five formats. In fact, many metropolitan areas outside the largest 50 markets, such as Jacksonville, FL, Louisville, KY, and Oklahoma City, OK, have 30 or fewer AM/FM radio stations as listed by Arbitron (American Radio, Winter 2001 Ratings Report, Duncan’s American Radio, 2001).

Of the total listener base tracked by Arbitron, we estimate that our coast-to-coast service reaches over 112 million listeners age 12 and over beyond the range of the largest 50 markets as measured. Of these listeners, 46 million live beyond the largest 283 markets (2002 Market Rankings, The Arbitron Company). In addition, there are 22 million people age 12 and above who receive five or fewer stations (The Satellite Report 1999, C. E. Unterberg, Towbin).

Limited Programming Formats.    We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. Over 48% of all commercial radio stations use one of only three general programming formats—country, news/talk/sports, and adult contemporary (Veronis, Suhler & Associates Communications Industry Forecast 2002). Over 71% of all commercial radio stations use one of only five general formats—the same three, plus oldies and religion. The small number of available programming choices means that artists representing other niche music formats are likely to receive little or no airtime in many markets. Radio stations prefer featuring artists they believe appeal to the broadest market. However, according to the Recording Industry Association of America, recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, religious programming, new age, children’s programming and others comprised up to 27% of total recorded music sales in 2001 (2001 Consumer Profile).

We Are Differentiating XM Radio from Traditional AM/FM Radio

We have designed the XM Radio service to address the tastes of each of our targeted market segments through a combination of niche and broad appeal programming, and we believe that XM is an appealing alternative to traditional AM/FM radio as well as other in-vehicle audio entertainment options. Local radio stations, even those which are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our nationwide reach and ability to provide over 100 channels in each radio market allow us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates differences between XM Radio and traditional AM/FM radio.

	XM Radio	Traditional AM/FM Radio
Programming quality and choice	100 channels with an extensive variety of programming plus a premium channel	Limited formats in many markets

Coast-to-coast coverage	Virtually seamless signal coverage in the contiguous United States	Local area coverage

Improved audio quality	Digital quality sound	Analog AM/FM quality sound

Limited commercials	Over 30 music channels commercial-free, other music channels carry limited commercials	Average 13-17 minutes per hour

Enhanced information	Text display with title/name of song/artist	No visual display

Marketing

Our marketing strategy is designed to build awareness and demand among potential subscribers in our target markets and the advertising community.

We promote XM Radio as the leader in the new satellite radio category, offering appealing features compared to traditional radio. Our commercial launch was supported by a comprehensive advertising program including television, radio, print, outdoor and direct marketing. General Motors is sponsoring national and local print and television advertising that features the XM logo and message. Our ongoing advertising and promotional activities include television, radio and print advertising and distributing sample programming and marketing materials at retail outlets, concert venues, NASCAR events and on the Internet to generate consumer interest. For instance, we have an agreement with Clear Channel Entertainment (formerly SFX) to be the exclusive satellite radio advertiser at live concerts and sporting events presented by, and live entertainment venues managed by, Clear Channel Entertainment.

XM Radio promotes subscriber acquisition activities with both automobile original equipment and aftermarket radio manufacturers. This includes:

•	promotional campaigns directed towards automobile manufacturers and dealers;

•	in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships;

•	incentive programs for retailer sales forces; and

•	jointly funded local advertising campaigns with retailers.

Distribution

We market our satellite radio service through several distribution channels including national electronics retailers, car audio dealers, mass retailers and automotive manufacturers and dealers. In the first nine months following our commercial launch, we primarily focused on distribution of radios through radio manufacturers and retail distributors to promote rapid market penetration. Starting with the 2003 automobile model year (which began in late summer 2002), we significantly increased our focus on distribution through automotive manufacturers.

National and Regional Retail Electronics Distributors.    XM radios and the XM Radio service are marketed and distributed through major consumer electronics retail channels, including Circuit City, Best Buy, participating Radio Shack dealers and franchisees, and others. Our aftermarket distribution network also includes 2,100 Wal-Mart stores that sell the complete line of Delphi XM SKYFi radios. We develop in-store merchandising materials, including end-aisle displays for several retailers, and trained the sales forces of all major retailers.

Exclusive Distribution Agreement with General Motors.    Under our agreement with the OnStar division of General Motors, for a 12-year period, General Motors will exclusively distribute and market the XM Radio service and install XM radios in General Motors vehicles. General Motors sold 4.8 million automobiles in 2002, which represented more than 28.5% of the United States automobile market. General Motors first made XM radios available as an option in Cadillac Sevilles and Devilles for the 2002 model year in the fall of 2001. For the 2003 model year commencing in September 2002, General Motors is manufacturing 25 models of XM radio-equipped cars, light trucks and sport utility vehicles under the Buick, Chevrolet, Oldsmobile, Cadillac, Pontiac and GMC brand names. General Motors has recently announced that XM radios would be available in 44 models for the 2004 model year. General Motors has made XM radios available in diverse price categories, ranging from the Chevy Cavalier to the Cadillac Escalade. Under this agreement, we have substantial payment obligations to General Motors, including among others, certain guaranteed, annual, fixed payment obligations. We recently issued a note to General Motors in lieu of our guaranteed payment obligations for 2003 through 2006 and have put in place financing for subscriber acquisition, revenue share and certain other payments. While we have discussed with General Motors certain installation projections, General Motors is not required to meet any minimum targets for installing XM radios in General Motors vehicles. In addition, certain of the payments to be made by us under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles.

Honda.    Honda has announced that it will offer XM in the 2003 Honda Accord and Honda Pilot, as dealer installed options, and the 2004 Honda Accord, Acura RL and Acura TL, as factory installed features. American Honda is a major investor in XM.

Other Automobile and Truck Manufacturers.    XM will be available as an option on six Infiniti and Nissan 2003 models. Isuzu dealers offer XM radios to buyers of their Axiom and Rodeo models. Toyota will offer XM in its new youth-oriented Scion brand models and in the 2004 Camry Solara coupe. Audi has announced that beginning in the summer of 2003 XM Radio will be offered as an option on a number of 2004 models, including the A4, S4, A6, A8L and allroad quattro. We are currently in discussions with other car manufacturers as well as large independent dealer groups regarding additional distribution agreements. We are educating automobile dealers about XM Radio to develop sales and promotional campaigns that promote XM radios to new car buyers.

In addition, we have relationships with Freightliner Corporation and Pana-Pacific, and XM radios are available in Freightliner and Peterbilt trucks and Winnebago RVs.

Rental Cars.    Avis has announced that XM service will be available in June 2003 to car rental customers in 30 major cities nationwide. Avis has announced that it is adding 7,000 XM-equipped GM vehicles to its fleet, with an introductory cost of $2.99 per day for the XM service. Avis plans to add another estimated 20,000 General Motors’ vehicles with factory-installed XM radios to its fleet throughout the year.

Expanding Product Configurations.    In the fall of 2002, Delphi introduced the first of the second generation of XM radios, the Delphi SKYFi, a plug and play device that can be adapted for home, automobile or portable use (boom box). The SKYFi features an enhanced display that shows channel number, channel name, artist name, song title and channel category and is available at a significantly lower cost than earlier XM radios. More than 100,000 SKYFi units were sold to retailers during 2002. The SKYFi product line has been expanded to include a “boom box” unit, the first portable boom box satellite radio. We also recently introduced the XM PCR, the first satellite radio receiver designed for personal computers. We also plan to expand our product offerings in the home and portable categories in 2003, and to use specialized data and other services in certain markets.

We have contracts with Motorola, Pioneer, Alpine, Mitsubishi Electric, Clarion, Blaupunkt, Fujitsu Ten, Hyundai Autonet, Bontec, Visteon, Panasonic and Sanyo for the development, manufacture and distribution of XM radios for use in cars and contracts with Sony Electronics and Delphi-Delco to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. Pioneer Electronics Corporation, Alpine Electronics and Sony, which each manufacture XM Radios for the car audio aftermarket, together sold over 43% of aftermarket car radios sold in the United States in 2001 (NPD Intellect, 2001). To facilitate attractive pricing for retail radio and automobile consumers, we have financial arrangements with certain radio manufacturers that include our subsidizing of certain radio component parts. These leading radio manufacturers have strong retail and dealer distribution networks in the United States. We are pursuing additional agreements for the manufacture and distribution of XM radios for the home and portable markets.

We plan to expand retail aftermarket distribution in 2003 in two important areas. First, we intend to expand our retail presence within existing retailers by establishing displays in the home audio (or home stereo) section of the store. We now have hardware configurations, such as the Delphi SKYFi radio, that easily connect to home stereo systems or plug into the SKYFi “boom box.” We expect more than 80,000 SKYFi “boom box” units to be shipped to retailers during the first half of 2003.

Second, we expect to expand distribution to retailers focusing on other important market segments for satellite radio. For example, we plan to expand distribution to the major truck stop chains (Pilot, Truckstops of America, Petro and Flying J), marine dealers and distributors of home satellite TV systems.

Future Interoperability Distribution Arrangements.    We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio’s services. Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis and may not reward any distribution partner for not distributing the satellite radio system of the other party.

The XM Radio Service

Our 101 channel offering (100 basic service channels plus one premium channel) includes channels designed to appeal to different groups of listeners, including urban and rural listeners of different ages, and to specific groups that our research has shown are most likely to subscribe to our service, and thereby aggregate a large potential audience for our service. In addition to providing radio formats that are appealing to different groups, in every format we deliver we strive to provide an entertaining or informative listening experience.

The following is a list of channels included in our current service offering.

	Channel Name	Channel Description		Channel Name	Channel Description
Preview	XM Preview	XM Preview	Jazz	Real Jazz	Traditional Jazz
Decades	The 40s	Forties/Swing	& Blues	Watercolors	Contemporary Jazz
	The 50s	Fifties		Beyond Jazz	Modern Jazz
	The 60s	Sixties		Frank’s Place	Great Vocals/Stds.
	The 70s	Seventies		Bluesville	Blues
	The 80s	Eighties		Luna	Latin Jazz
	The 90s	Nineties		On the Rocks	Cocktail Mix

Country	America	Classic Country	Dance	The Move	Underground Dance
	Nashville!	Top Country Hits		BPM	Club Hits
	X Country	Progressive Country		The System	Electronica
	Hank’s Place	Traditional Country		Chrome	Disco
	Bluegrass Junction	Bluegrass	Latin	Aguila	Spanish Top 40
	The Village	Folk		Caricia	Spanish Pop Hits
Hits	20 on 20	Top 20 Hits		Vibra	Rock in Spanish
	KISS	LA Rock		Tejano	Tejano
	MIX	Pop Mix		Caliente	Caribbean
	The Heart	Love Songs	World	World Zone	World Music
	Sunny	Beautiful Music		The Joint	Reggae
	MTV Radio	Rock/Pop		Ngoma	Music from Africa
	VH1 Radio	Rock/Pop		Audio Visions	New Age
	Cinemagic	Movie Soundtracks		Fine Tuning	Eclectic
	On Broadway	Showtunes	Classical	XM Classics	Traditional Classical
	U-Pop	Euro Chart Hits		Vox!	Opera
	Special X	Special Topics		XM Pops	Classical Hits

Christian	The Torch	Christian Rock	Kids	Radio Disney	Children
	The Fish	Christian Pop		XM Kids	Children

Rock	Deep Tracks	Deep Album Rock	News	Fox News	News
	Boneyard	Hard Rock		CNN	News
	XM Liquid Metal	Heavy Rock		CNN Headline News	News
	XMU	New Rock		ABC News & Talk	News and Talk
	Fred	Classic Alternative		The Weather Channel	24 Hr. Weather Network
	XM Cafe	Modern/Soft alt.		CNBC	Business News
	Top Tracks	Classic Rock Hits		Bloomberg	News and Business
	Ethel	Alternative Hits		CNET Radio	Tech News
	Squizz	Hard Alternative		BBC World Service	World Affairs
	The Loft	Acoustic/Folk		C-SPAN Radio	US Gov’t/Public Affairs
	XM Music Lab	Progressive/Fusion		CNN en Espanol	News in Spanish
	Unsigned!	Emerging Acts	Sports	ESPN Radio	Talk/Play-by-Play

Urban	Soul Street	Classic Soul		ESPN News	Sports News
	The Flow	Neo Soul		Fox Sports Radio	Sports News Talk
	Suite 62	Urban		The Sporting News	Sports Talk
	Spirit	Gospel		NASCAR Radio	Automotive/Racing
	The Groove	Old School R&B	Comedy	XM Comedy	Comedy
	The Rhyme	Classic Rap		Laugh USA	Family Comedy
	RAW	Uncut Hip Hop		Extreme XM	Comedy
	The City	Urban Top 40

	Channel Name	Channel Description		Channel Name	Channel Description
Variety	Discovery Radio	Health/General Science	Premium	Playboy Radio	Adult
	E! Entertainment Radio	Entertainment News
	Sonic Theater	Books & Drama
	Radio Classics	Old Time Radio
	Ask!	Experts Talk
	Buzz XM	Hot Talks Stars
	XM Live	Concerts/Interviews
	The Power	African American Topics
	Family Talk	Christian Talk
	Open Road	Trucker’s Channel

Hallmarks of XM’s channel lineup include:

Broad range of music genres and live radio entertainment.    XM offers 70 channels of music-oriented entertainment. Each channel is programmed in its own distinct format, many generally not previously available on radio, and some newly created by XM to appeal to emerging listening tastes.

Musical formats unavailable in many markets.    XM Radio offers many music formats that are popular but currently unavailable in many markets. More than 71% of all commercial radio stations in markets measured by Arbitron use one of only five programming formats: country; adult contemporary; news/talk/sports; oldies; or religious. Furthermore, the number of radio stations available to many consumers in their local market is limited in comparison to the 100 channels (plus one premium channel) we offer on a nationwide basis. In 2000, there were only 49 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States, many of which are of the same five formats. We offer many types of music with significant popularity, as measured by recorded music sales and concert revenues, that are unavailable in many traditional AM/FM radio markets. Such music includes classical recordings and popular blues music that have retail appeal but are not commonly played on traditional AM/FM radio. Recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, religious programming, new age, children’s programming and others comprised up to 27% of total recorded music sales in 2000. We have channels devoted to all of these formats and many other popular musical styles that are not currently heard in many small and medium sized markets, such as heavy metal, modern electronic dance, disco and blues.

Superserve popular musical formats.    We offer more specific programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often generalized on a single format. We segment this category by offering several channels devoted to the music of each decade from the 1940’s to the 1990’s. We also offer eight channels dedicated to urban formats and six distinct country music formats.

Popular brand name content available 24/7 on radio.    The advent of multichannel cable and satellite television services has spawned the emergence of many popular and easily recognized brand names, spanning a wide range of content categories and niche topics. XM is bringing many of these to radio, available nationwide. Among these are:

— CNBC

— CNN

— CNN Headline News

— Discovery

— E! Entertainment

— ESPN

— Fox News

— MTV

— VH1

— NASCAR

— The Weather Channel

Sports and Entertainment Programming.    XM offers a broad array of sports and variety programming, including sports talk, ESPN Radio and ESPN News, the nation’s only dedicated NASCAR channel, three comedy channels, an old-time radio channel, and a channel dedicated to books and dramas. The ESPN Radio channel includes play-by-play NBA and Major League Baseball games including the all-star games, playoffs, championships and World Series; and the channel also carries the college football Bowl Championship Series games. This type of programming is not available in many radio markets and we believe it makes our service appealing to dedicated sports fans and listeners whose tastes are not served by existing AM/FM radio stations.

A wide range of popular talk radio stars.    Over the last two decades talk radio has emerged as a major component of radio listening. XM showcases many well-known talk radio personalities on its channels, including Bill O’Reilly, Sean Hannity, Michael Reagan, Phil Hendrie, Art Bell, Bruce Williams, Glenn Beck, Rick Dees, and many others.

A wide range of ethnic and informational / affinity programming.    We provide a variety of formats that target specific ethnic and special interest groups who are rarely served by traditional AM/FM radio. We believe by using our national platform to aggregate geographically disparate groups who share common cultural and/or listening interests through affinity programming, we provide advertisers a valuable way to market products and services to these groups by advertising on these channels. For instance, we have channels devoted to urban formats, the nation’s first African American talk channel, five channels devoted to Latin music, as well as CNN en Español, three comedy channels and two channels devoted to kids and parents.

State-of-the-art facilities.    XM creates most of its music channels (as well as most of its comedy and children’s channels, NASCAR radio and the Open Road trucker channel) at its studio facilities in Washington DC, midtown Manhattan in New York City, and in Nashville at the Country Music Hall of Fame and Museum. These interconnected facilities comprise an all digital radio complex that is one of the world’s largest, with over 80 sound-proof studios of different configurations. The studios tap a centralized digital database of over 200,000 CDs and more than 1.2 million songs. We also have two performance studios for visiting artist interviews and performances.

Dedicated, highly skilled staff.    Our dedicated and experienced radio programming and production talent and on-air staff includes leading radio and music experts in their genres. Collectively, they hold over 300 gold records reflecting their involvement with the music industry and have more than a thousand years of radio programming experience.

XM’s own approach to creation of radio entertainment.    XM’s goal is to create fans, not just listeners, who will come to identify with the music, personalities and attitude of their favorite channels. We believe several important features differentiate XM:

•	Branding of each channel, with audio signatures and sounds to create an audio ambience that is specific to each genre. Audio signatures for one channel have already won a New York Festival award.

•	Live programming to allow listeners to interact with their favorite channels and personalities. XM music channels deliver over 5,000 hours per month of live shows, and in the month of February 2003 the channels received a total of more than 50,000 telephone calls from listeners nationwide, requesting songs, seeking information about an artist, or engaging in dialog.

•	Targeted features and shows to appeal to specific audiences. These include regularly scheduled shows such as sub-genre showcases, mini-histories, and shows featuring artists such as Wynton Marsalis and Quincy Jones. The XM Kids channel has already won five Parents Choice awards for its five distinct shows.

•	Live performances and artist interviews. To date XM has hosted more than 700 visits by prominent and emerging artists in virtually every musical genre. Most of these visits include extensive interviews covering their careers and interests as well as performances. Performances included the Wynton Marsalis Septet, and Billy Joel discussing his classical music roots and interests.

•	More extensive playlists than traditional radio. Traditional AM/FM radio stations frequently use limited playlists that focus on the artists and specific music that target the largest audience. With our large channel capacity and focus on specific formats, we strive to provide more variety to attract listeners dissatisfied with repetitive and/or limited playlist selection. For example, in the rock genre, we have a channel dedicated to “deep tracks” not generally heard on rock radio stations.

•	Quick response when major music and cultural events occur. XM Radio programmers aim to respond quickly to changing musical tastes, seasonal music and emerging popular culture by providing listeners with coverage of major music and other cultural events. For instance, one of our channels, “Special X,” plays only patriotic music on July 4th and holiday music during December. In addition, our diverse channel format has enabled us to pay special tribute to the passing of George Harrison, cover the MTV Video Music Awards, mark the 25th anniversary of Elvis Presley’s death, celebrate Black History Month with a wide range of programming across many channels, and broadcast a programming event that covered every top 40 hit in sequence from 1940 through 1999.

Special focus on the demands of mobile listeners.    A significant percentage of radio listeners, such as truckers, routinely travel through two or more radio markets on a frequent basis. This audience has responded enthusiastically to our nationwide coverage and the programs of popular trucking radio personalities Bill Mack, Dale “the Truckin’ Bozo” Somers and Dave Nemo on “Open Road,” our channel dedicated to truckers.

Superior digital sound quality.    Our digital signal transmitted via satellite and our terrestrial repeater network provides nationwide, virtually uninterrupted coverage. Our internal research with small groups of listeners indicates that most listeners cannot distinguish a song played over XM from the CD. Our digital sound quality is a particular benefit for music formats that have strong demand on a nationwide basis but have been relegated to AM stations with weaker signals due to lack of available FM frequencies. By having specific channels dedicated to classic country, the 1940s and gospel, for example, we provide superior sound quality to formats that are traditionally found only on AM stations.

Channels that are either completely ad-free or have a reduced amount of advertising relative to terrestrial radio.    We believe that a significant portion of the listening market will pay to subscribe to a radio service that provides commercial-free channels and channels with reduced advertising, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. We target this audience with over 30 commercial-free music channels covering popular music formats. The remainder of our music channels have reduced amounts of advertising, carrying less than one third the advertising spots of typical AM/FM music stations.

Informative digital display.    Accompanying the audio portion of the broadcast, the digital display of XM Radio indicates the channel name, number and category. It also can be adjusted to indicate the name of the song and artist, or the name of the talk show being aired.

Future content arrangements.    Under our agreement with Sirius Radio, all new arrangements with providers of programming or content, including celebrity talent, must be non-exclusive and may not reward any provider for not providing content to the other party.

Channel changes.    After approximately nine months of operations, we revised our channel lineup based on listener feedback. We replaced certain of our previous channels with channels dedicated to neo-soul, books and drama, old-time radio drama, folk music, easy listening and other formats, and responses have been favorable.

Subscriber and Advertising Revenue

We derive revenues from two primary sources: subscriber revenues and advertising revenues. We charge subscribers a monthly fee for 100 channels of our programming. In September 2002, we introduced our first premium channel, Playboy Radio, which customers can subscribe to for an additional monthly fee.

Advertising revenue provides an additional revenue source. While we offer over 30 commercial free channels, the remaining channels provide what we believe is an attractive advertising medium for national advertisers. XM Radio offers a new national radio platform that solves many of the problems associated with buying AM/FM radio advertising nationally on a spot or syndicated basis. For example, advertisers on XM will have their ads run nationwide and not miss smaller markets or lose coverage by running on weak stations or stations that cover only a portion of a particular market.

Advertiser Development and Acquisition.    Our ability to aggregate various local niche market segments into national audiences will be attractive to national advertisers and agencies. We have held extensive meetings with media directors, planners and buyers at advertising and media buying agencies to develop advertiser awareness of the benefits of satellite radio. We have advertising sales offices in several major media markets to sell directly to advertising agencies and media buying groups and have engaged Premiere Radio Networks, an affiliate of Clear Channel Communications, to be an advertising sales representative. We have sold advertising packages to a variety of advertisers and agencies, including Warner Bros., JC Penney, U.S. Navy, Allstate and Pennzoil. Arbitron, which produces radio listenership reports, is working with us to quantify our listenership and channel ratings for the benefit of national media buyers.

The XM Radio System

Our system provides satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system is capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system uses a network consisting of two high-power satellites, an uplink facility, and ground-based repeaters primarily in dense urban areas to provide coverage where the satellite signal is obstructed.

Consumer Hardware

XM Radios.    We transmit XM content throughout the continental United States to vehicle, portable, home and plug and play radios. Most of our radios are capable of receiving both XM content and traditional AM/FM stations. As discussed above, we have recently introduced SKYFi by Delphi, the second generation of XM’s plug and play device, offering more advanced user features including a large display showing channel number, channel name, artist name, song title and channel category, more convenient channel navigation including 20 channel presets; and a “favorite mode” letting users preview the artist name and song title currently playing on their favorite channels before making a selection. XM radios are available under the Sony, Alpine, Pioneer and Delphi brand names at national consumer electronics retailers, such as Circuit City, Best Buy, participating Radio Shack dealers and franchisees, Wal-Mart and others. The plug and play devices are designed to augment the existing radio that provides AM/FM stations in the car or home. ST Microelectronics manufactures the chipsets that decode the XM Radio signal.

Product Innovation.    We continue to implement our technology plan, which aims to reduce the cost of XM radios while increasing their functionality. We intend to achieve cost reduction through chipset integration, as the industry trend is for the ongoing introduction of less expensive and smaller-sized chipsets and products. In addition to the XM PCR, we expect to introduce several new XM radio products in 2003 for home, portable, PC and vehicle use.

Unified Standard for Satellite Radio.    On February 16, 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios enabling consumers to purchase one radio capable of receiving both Sirius Radio’s and our services. The technology relating to this unified standard is being jointly developed and funded by the two companies, who will share ownership of it. This unified standard is intended to meet FCC rules requiring interoperability with both licensed satellite radio systems.

As part of the agreement, each company has licensed to the other its intellectual property relating to the unified standard and its system.

We anticipate that it will take several years to develop radios capable of receiving both services. Currently, consumers are able to purchase radios capable of receiving only one service.

Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

Sirius Radio and we have also agreed to negotiate in good faith to provide service to each other’s subscribers in the event of a catastrophic failure of the XM Radio system or the Sirius Radio system.

Space Segment

Satellite System.    Boeing Satellite Systems (BSS), formerly Hughes Space and Communications, has built, launched and delivered in-orbit two Boeing 702 high-power satellites for the XM Radio system. The satellites were launched on March 18, 2001 and May 8, 2001, respectively, and are transmitting the XM signal. BSS is also completing one ground spare satellite, which was originally intended to be available in the event of a failure of any satellite or to accommodate our satellite system growth.

The Boeing 702 is the highest powered commercial communications satellite currently available. Both of our satellites contain communications payloads provided by Alcatel. The communications payload electronics are designed to make best use of technologies that have already been developed or used in previous satellite programs. The design includes significant redundancy and protective measures to prevent loss of service.

In September 2001, BSS advised us of a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including XM Rock and XM Roll. At the present time, the output power of the solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM System (based on patterns projected by BSS). We have spacecraft launch and in-orbit insurance policies that provide coverage to us for a total, constructive total or partial loss of either of our satellites where such loss arises from an occurrence within the first five years after launch. The aggregate sum insured in the event of the total or constructive total loss of our satellites is $400 million ($200 million per satellite). In September 2001, we advised our insurance carriers that the aforementioned solar array situation was likely to result in a claim under our in-orbit insurance policies and, in the first quarter of 2003, we filed a claim with the insurance carriers for the aggregate sum insured (less applicable salvage); we believe we will ultimately receive insurance payments adequate to launch our spare satellite and commence work on an additional satellite, although there is no assurance that would be the case. We have entered into an agreement with BSS to fix a date for the completion and launch of our ground spare satellite in late 2004 and to specify definitive pricing for the launch and certain upgrades. We plan to satisfy our obligations to BSS with respect to the ground spare with existing cash or insurance proceeds.

Since the issue is common to Boeing 702 class satellites, the manufacturer and we are closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, insurance arrangements in place and claim filed, a spare satellite under construction that is being modified to address the solar power anomaly, the ability to provide full service for some period of time with XM Rock and XM Roll collocated in one orbit slot and the spare located in the other slot (which would allow partial use of the existing satellites through the first quarter of 2008), availability of comparable satellites from more than one vendor, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below minimum acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by BSS and us, our management adjusted the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter

2008 (approximately 6.75 years from launch). Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information.

We have set the launch period for our ground spare satellite for the three-month period commencing October 1, 2004. In addition to the modifications to address the solar anomaly as noted above, BSS will make certain alterations to optimize the ground spare for the specific orbital slot into which the spare will be launched.

Satellite Transmission.    Our two satellites are deployed at 85 West Longitude and 115 West Longitude. At their designated orbital locations, the satellites receive audio signals from our programming center and retransmit the signals across the continental United States. The satellites are 30° apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios.

The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states and nearby coastal waters. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Canada and Mexico. However, because coverage does extend to the Gulf of Mexico, the California coast and the Atlantic coast, we also expect to be able to provide XM Radio to the cruise ships, cargo vessels and leisure boats that frequent these waters.

Our satellites transmit audio programming within a 12.5 MHz bandwidth operating in the S-Band radio frequency spectrum that the FCC has allocated for our exclusive use. Megahertz is a unit of measurement of frequency. This 12.5 MHz bandwidth is subdivided into six carrier transmission signals, two signals transmitted from each of our two satellites and two signals transmitted by the terrestrial repeater network. The audio programming for XM Radio is carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals repeat the audio programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. We are currently using our allocated bandwidth in such a way as to provide 101 channels of programming, in high-quality digital sound.

Insurance.    We bear the risk of loss for each of the satellites, and we have obtained insurance to cover that risk. We have launch and in-orbit insurance policies from global space insurance underwriters. These policies provide coverage for a total, constructive total or partial loss of either of the satellites that occurs during a period ending five years after launch. Our insurance will not cover the full cost of constructing, launching and insuring two new satellites, nor will it protect us from the adverse effect on our business operations due to the loss of a satellite; however, we believe we will ultimately receive insurance payments adequate to launch our spare satellite and commence work on an additional satellite, although there is no assurance that would be the case. Our policies contain standard commercial satellite insurance provisions, including standard coverage exclusions. We have filed a claim under our in-orbit insurance policy, as described above under the heading “—Satellite System.”

Ground Segment

Satellite Control.    Each of our satellites is monitored by a telemetry, tracking and control station, and both satellites are controlled by a spacecraft control station. Each of the stations has a backup station. We have a contract with Telesat Canada, Inc., an experienced satellite operator, to perform the telemetry, tracking and control functions.

Broadcast Facility.    Programming from both our studios and external sources is sent to our broadcast facility in Washington, DC, which packages and retransmits signals to our satellites through the uplink station. In addition, financial services and certain administrative support are carried on at our Washington, DC facilities. Communications traffic between the various XM Radio facilities is controlled by the network operating center. The network operating center monitors satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We have designed and installed fault detection diagnostic systems to detect various system failures before they significantly impact our quality of service.

Terrestrial Repeaters.    Our terrestrial repeater system of approximately 800 repeaters in approximately 60 markets, supplements the coverage of our satellites. In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites’ longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio is still available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we have installed and may continue to install terrestrial repeaters to facilitate signal reception. Terrestrial repeaters are ground-based electronics equipment installed on rooftops or existing tower structures, where they receive the signal from one of the satellites, amplify it and retransmit it at significantly higher signal strength to overcome any satellite signal obstruction.

Competition

We face competition for both listeners and advertising dollars. In addition to pre-recorded music purchased or playing in cars, homes and using portable players, we compete most directly with the following providers of radio or other audio services:

Sirius Satellite Radio

Our direct competitor in satellite radio service is Sirius Radio, the only other FCC licensee for satellite radio service in the United States. Since October 1997, Sirius Radio’s common stock has traded on the Nasdaq National Market. Sirius completed a recapitalization in March 2003 that is expected to fund the company into 2004 and recently announced the completion of a $201 million financing. Sirius began commercial operations in February 2002, and began nationwide service during the third quarter of 2002. Sirius offers its service for a monthly fee, featuring 100 channels. As of March 31, 2003, Sirius announced that it had 68,059 subscribers. Sirius has recently begun competing more aggressively with us by announcing new product offerings and that Sirius Radio will be offered as a dealer-installed option on ten different Ford, Lincoln and Mercury 2004 models.

Traditional AM/FM Radio

Our competition also includes traditional AM/FM radio. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including

•	program content;

•	on-air talent;

•	transmitter power;

•	source frequency;

•	audience characteristics;

•	local program acceptance; and

•	the number and characteristics of other radio stations in the market.

Currently, traditional AM/FM radio stations broadcast by means of analog signals, not digital transmission. We believe, however, that in the future traditional AM/FM radio broadcasters may be able to transmit digitally into the bandwidth occupied by current AM/FM stations. iBiquity Digital recently received FCC approval to begin digital broadcasting in the AM and FM bands. Radio broadcast groups and stations in 40 large, midsize and small markets expect to begin digital broadcasting during 2003.

Internet Radio

A number of Internet radio broadcasts provide listeners with radio programming from around the country and the world. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors that can distort or interrupt the broadcast, such as network traffic, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future.

There are a number of Internet-based audio formats in existence or in development that could compete directly with XM Radio. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge and play them from their personal computers or from specialized portable players or compact disk players. Availability of music in the public MP3 audio standard has been growing in recent years with sound files available on the websites of online music retailers, artists and record labels and through numerous file sharing software programs. These MP3 files can be played instantly, burned to a compact disk or stored in various portable players available to consumers. Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM Radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.

Direct Broadcast Satellite and Cable Audio

A number of companies provide specialized audio service through either direct broadcast satellite or cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is often included as part of a package of digital services with video service, and video customers therefore generally do not pay an additional monthly charge for the audio service.

Regulatory Matters

XM Radio and Sirius Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service systems. The FCC has allocated 25 MHz for the new service in a range of radio frequencies known as the S-Band.

As the owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. Our development, implementation and operation of our system is subject to significant regulation by the FCC under authority granted under the Communications Act and related federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to support our business plan.

Our license, which is held by a subsidiary wholly owned by XM, has a term of eight years from commencement of XM’s operations and may be renewed. The FCC requires the satellite radio licensees, including us, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003. We have certified to the FCC that we have met all of the milestones applicable to our license.

The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

The FCC’s rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned our license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius Radio, which uses a different transmission technology than we use. Depending on what level of interoperability is required, we may not initially meet this interoperability requirement. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios, but we anticipate that it will take several years to develop the technologies necessary for radios that will be capable of receiving both our service and Sirius Radio’s service. Furthermore, complying with the interoperability requirement could make the radios more difficult and costly to manufacture. Together with Sirius Radio, we have informed the FCC of the progress that has been made to date in meeting the interoperability requirement.

The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters, which we have deployed and plan to continue deploying to fill in gaps in satellite coverage. The FCC has proposed to permit us to deploy these facilities. Specifically, the FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, Wireless Communications Service (WCS) licensees, Multipoint Distribution Service (MDS) licensees, and Instructional Television Fixed Service (ITFS) licensees have asked the FCC to:

•	limit the number of repeaters operating at greater than 2 kW EIRP that may be deployed;

•	limit the power level of the repeaters operating at greater than 2 kW EIRP that are deployed;

•	delay consideration of terrestrial repeater rules until XM Radio and Sirius Radio provide additional information regarding planned terrestrial repeaters;

•	require individual licensing of each terrestrial repeater; and

•	impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

Our deployment of terrestrial repeaters may be impacted by whatever rules the FCC issues in this regard although we believe these impacts are not likely to be material to our business. We have made a proposal to the FCC to set a 40 kW EIRP limit or, alternatively, a limit of 18 kW EIRP calculated by averaging power over 360 degrees, on the power of terrestrial repeaters. We have also proposed to coordinate with WCS licensees in certain cases prior to operating terrestrial repeaters above 2 kW EIRP. The coordination may include our providing filters in certain instances to limit the interference WCS licensees claim will result from our operation of repeaters operating above 2 kW EIRP.

On November 1, 2001, the FCC issued a further request for comments on various proposals for permanent rules for the operation of terrestrial repeaters. We have opposed some of these proposals. Some of the FCC’s proposals and proposals made by other parties, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, and subject us to monetary liability to compensate other FCC licensees that claim they receive interference from our repeaters.

We are currently operating terrestrial repeaters pursuant to Special Temporary Authority (“STA”) granted by the FCC in September 2001. This STA authorizes us to operate our terrestrial repeaters for commercial service on a non-interference basis. Because the STA was conditioned on a non-interference basis, we are required to either reduce power or cease operating a repeater upon receipt of a written complaint of interference. One party that opposed XM Radio’s request for STA has filed an application for review of the decision granting us an STA asking the FCC to reverse the decision and deny XM Radio’s STA request. This Application for Review is pending. This STA expired on March 18, 2002. On March 11, 2002, we applied for an extension of this STA. Pursuant to the FCC’s rules, we can continue to operate our terrestrial repeaters pursuant to the STA pending a final determination on our extension request.

The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While we believe that we will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase our cost of using repeaters. Although we are optimistic that we will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC’s ultimate rules might delay this process or restrict our ability to do so. We believe that it is not likely that an FCC order would materially impact the terrestrial repeater system design currently in operation.

We are required to coordinate the XM Radio system with systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The United States government, which conducts the coordination process, has entered into coordination agreements with both the Canadian and Mexican governments.

We operate the communication uplinks between our own earth station and our satellites in a band of radio frequencies that are used for several other services. The FCC has granted us a license for this earth station which expires in March 2011. The other services operating in this band are known under FCC rules as fixed services, broadcast auxiliary services, electronic news gathering services, and mobile satellite services for uplink station networks. Although we are optimistic that we will succeed in coordinating any additional domestic uplink earth stations, we may not be able to coordinate any such further use of this spectrum in a timely manner, or at all.

We also need to protect our system from out-of-band emissions from licensees operating in adjacent frequency bands:

•	WCS licensees operating in frequency bands adjacent to the satellite radio’s S-Band allocation must comply with certain out-of-band emissions limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those we proposed.

•	In July 2002, the FCC requested comment on a report issued by the National Telecommunications and Information Administration (“NTIA”) in which NTIA proposed to relocate current Department of Defense (“DOD”) operations from the 1710-1755 MHz band to the 2360-2395 MHz band. In the event that these DOD operations are relocated to the 2360-2395 MHz band, we and Sirius Radio have jointly proposed that the FCC apply the same out-of-band emissions limits to these relocated users that are applied to WCS licensees. In November 2002, the FCC released an Order in this proceeding but did not address our concerns. We have filed a Petition for Reconsideration of this decision asking the FCC to consider our concerns.

•	In February 2002, the FCC initiated a rulemaking proceeding regarding rules for future licensees in the 2385-2390 MHz band, which will be able to provide both fixed and mobile services. We have proposed that the FCC apply the same out-of-band emissions limits on these licensees that are applied to WCS licensees. In May 2002, the FCC issued a decision rejecting this proposal. In July 2002, we filed a Petition for Reconsideration of this decision which is pending.

Interference from other devices that operate on an unlicensed basis may also adversely affect our signal:

•	In April 1998, the FCC proposed to establish rules for radio frequency (“RF”) lighting devices that operate in an adjacent radio frequency band. We opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emissions limits, particularly if used for street lighting, may interfere with XM Radio. Jointly with Sirius Radio, we have proposed to the FCC an emissions limit for these RF lighting devices that we believe will protect DARS receivers from interference. In addition, we have proposed that the FCC require existing RF lighting devices that exceed our proposed limit to cease operations. A manufacturer of RF lights has conducted tests which it claims demonstrate that RF lights do not cause interference to our receivers. While our proposal is pending, these RF lighting devices may continue to be produced and used, which could adversely affect our signal quality. The FCC may not adopt our proposal, a decision which could adversely affect our signal quality.

•

In May 2000, the FCC proposed to amend its rules to allow for the operation of devices incorporating ultra-wideband (UWB) technology on an unlicensed basis. We opposed this proposal on the basis that the operation of these devices may interfere with XM Radio. In February 2002, the FCC decided to allow for the operation of these devices and, in doing so, adopted out-of-band emissions limits for these devices that are less stringent than XM Radio proposed. In addition, the FCC has stated that it intends to review and potentially relax these emissions limits and may allow for the operation of additional types of UWB devices in the future. Jointly with Sirius Radio, we have filed a Petition for Reconsideration of this decision and have asked that the FCC impose stricter emissions limits on UWB devices. In February 2003, the FCC denied our Petition for Reconsideration and did not impose the stricter emission limits that we requested. In addition, the FCC has proposed to authorize additional types of UWB devices which may interfere with XM Radio’s operations.

•	In May 2001, the FCC issued a notice of proposed rulemaking seeking to facilitate the development of new unlicensed spread spectrum wireless devices operating in a frequency band adjacent to XM Radio. XM Radio opposed this proposal on the basis that the operation of these devices pursuant to the FCC’s current emissions limits may interfere with XM Radio’s operations. In May 2002, the FCC issued a decision rejecting our opposition.

•	In October 2001, the FCC initiated a rulemaking proceeding reviewing its rules for unlicensed devices. XM Radio has proposed in this proceeding that the FCC adopt out-of-band emissions limits for certain unlicensed devices sufficient to protect our system. XM Radio has proposed that the FCC apply these emissions limits to products sold 18 months after a final rule is published. Some manufacturers of unlicensed devices have opposed these limits on the grounds that they are too stringent and that it will be costly for them to meet these limits. Our proposal is pending.

•	In December 2002, the FCC issued a notice of inquiry seeking input on whether it should authorize an increase in the power of unlicensed devices that operate in rural areas. Jointly with Sirius Radio, we have opposed this proposal because of the potential for unlicensed devices operating with increased power to interfere with satellite radio.

We also need to protect our system from in-band emissions of licensees operating in our frequency band:

•	In October 2002, the FCC released a notice proposing to allow aeronautical telemetry to continue to operate in our licensed frequency band, but on a non-interference basis.

The FCC order granting our license determined that because we are a private satellite system providing a subscription service on a non-common carrier basis, we would not be subject to the FCC’s foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non-subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

Intellectual Property

System Technology

We have contracted with several technology companies to implement portions of the XM Radio system. These technology companies include Boeing Satellite Systems and Alcatel (satellites); Delphi-Delco, Sony, Pioneer, Alpine, Audiovox and Clarion, among others, (car and home radios); ST Microelectronics (chipsets); Fraunhofer Institute (various technologies) LCC International (design of repeater network); and Hughes Electronics (design and manufacture of terrestrial repeaters). We will not acquire any intellectual property rights in the satellites. We have joint ownership of or a license to use the technology developed by the radio and chipset manufacturers. We also license various other technologies used in our system. We own the design of our system, including aspects of the technology used in communicating from the satellites, the design of the repeater network and certain aspects of the design of, and features that may be used in, our radios.

Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporate or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace. WorldSpace has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. Under our agreement with WorldSpace we must pay one time, annual or percentage royalty fees or reimburse WorldSpace for various costs for various elements of the licensed technology that we decide to use in the XM Radio system. We have incurred costs of $7.2 million to WorldSpace under this agreement through

December 31, 2002. We will not be required to pay royalties to WorldSpace for licensed technology that we do not use in our system.

We anticipate the Fraunhofer Institute will continue to provide various development services for us in connection with the design of our system. Motient Corporation has granted us a royalty-free license with respect to certain ground segment communications technology and antenna technology.

Motient and WorldSpace have also granted us royalty-free, non-exclusive and irrevocable licenses to use and sublicense all improvements to their technology. The technology licenses from Motient and WorldSpace renew automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

We believe that the intellectual property rights we have licensed under our technology license were independently developed or duly licensed by Motient or WorldSpace, as the case may be. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

We have an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio’s services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. As part of the agreement, each company has licensed to the other its intellectual property relating to the unified standard and to its system. We and Sirius recently resolved an arbitration to value the technologies cross-licensed under the agreement, which also resolved prior patent litigation between the two companies. We believe that the ongoing cost of developing a unified standard for satellite radio will not be significant.

As of May 30, 2003, we own 20 patents relating to various aspects of our system, XM radios and their features, and have numerous other patents pending before the United States Patent and Trademark Office.

Copyrights to Programming

We must maintain music programming royalty arrangements with and pay license fees to Broadcast Music, Inc. (BMI), the American Society of Composers, Authors and Publishers (ASCAP) and SESAC, Inc. These organizations negotiate with copyright users, collect royalties and distribute them to songwriters and music publishers. We have reached five-year agreements with ASCAP and SESAC which establish the license fee amounts owed to those entities. We expect to establish license fees with BMI through negotiation. The royalty arrangements with BMI may be more costly than anticipated.

Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the copyright owners of the sound recordings. We have recently reached agreement with the Recording Industry Association of America, through its unincorporated division, SoundExchange, establishing royalty payment arrangements for these performance rights.

The XM Trademark

We believe that XM Radio will be seen as the complement to AM and FM radio. We have registered the trademark “XM” with the United States Patent and Trademark Office in connection with the transmission services offered by our company. Our brand name and logo is generally prominently displayed on the surface of XM radios together with the radio manufacturer’s brand name. This will identify the equipment as being XM Radio-compatible and build awareness of XM Radio. We intend to maintain our trademark and registration. We are not aware of any material claims of infringement or other challenges to our right to use the “XM” trademark in the United States.

Personnel

As of March 31, 2003, we had 391 employees. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees are represented by a labor union, and we believe that our relationship with our employees is good.

RISK FACTORS

You could lose money on your investment because we are in the early stages of generating revenues.

We were a development stage company through September 30, 2001. We began to generate revenues and emerged from the development stage during the fourth quarter of 2001. Unless we generate significant revenues, you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including:

•	whether we can attract and retain enough subscribers and advertisers to XM Radio;

•	whether our XM Radio system continues to operate at an acceptable level;

•	whether we compete successfully; and

•	whether the FCC grants us all additional necessary authorizations in a timely manner.

Our aggregate expenditures and losses have been significant and are expected to grow.

As of March 31, 2003, we had incurred capital expenditures of $1.04 billion and aggregate net losses approximating $1.01 billion from our inception through March 31, 2003. We expect our aggregate net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. With commencement of operations, our monthly operating expenses have increased substantially as compared to our pre-operating stage. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

Demand for our service may be insufficient for us to become profitable.

Because we offer a new service, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon:

•	whether we obtain, produce and market high quality programming consistent with consumers’ tastes;

•	the willingness of consumers to pay subscription fees to obtain satellite radio service;

•	the cost and availability of XM radios; and

•	the marketing and pricing strategies that we employ and that are employed by our competitors.

If demand for our service does not develop as expected, we may not be able to generate enough revenues to generate positive cash flow or become profitable.

Premature degradation or failure of our satellites could damage our business.

If one of our satellites were to fail or suffer performance degradation prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. In September 2001, Boeing Satellite Systems (BSS) advised us of a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including both XM Rock and XM Roll. In February 2003, we filed a claim with the insurance carriers for the aggregate sum insured ($200 million per satellite) less applicable salvage under our in-orbit insurance policies in respect of the aforementioned solar array situation. In May 2003, we entered into an agreement with BSS to fix a date for the completion and launch of our ground spare satellite in late 2004 and to specify definitive pricing for the launch and certain upgrades.

Since the issue is common to Boeing 702 class satellites, we and the manufacturer are closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, insurance arrangements in place and claim filed, a spare satellite under construction that is being modified to address the solar power anomaly, the ability to provide full service for some period of time with XM Rock and XM Roll collocated in one orbit slot and the spare located in the other slot (which would allow partial use of the satellites through the first quarter of 2008), availability of comparable satellites from more than one vendor, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below minimum acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by BSS and us, our management adjusted the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). There is no assurance that such actions will allow us to maintain adequate broadcast signal strength. Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information.

A number of other factors could decrease the useful lives of our satellites, including:

•	defects in construction;

•	loss of on board station-keeping system;

•	failure of satellite components that are not protected by back-up units;

•	electrostatic storms; and

•	collisions with other objects in space.

In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

Losses from satellite degradation may not be fully covered by insurance, and insurance proceeds may not be available in a timely manner.

We purchased launch and in-orbit insurance policies from global space insurance underwriters covering XM Rock and XM Roll, our existing satellites. Due to the solar array degradation, we have filed a claim for the aggregate sum insured on both satellites ($200 million per satellite) less applicable salvage under our insurance policies. Our insurance may not fully cover our losses. For example, our insurance does not cover the full cost of constructing, launching and insuring two new satellites, nor will it cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions, salvage value provisions, material change and other conditions that could limit our recovery. As discussed above, we expect to have to replace our satellites in the next several years. We do not currently have the capital to launch our spare satellite or replace our satellites. We may not receive adequate insurance proceeds on a timely basis in order to launch our spare satellite or construct and launch replacement satellites, and this may impair our ability to make timely payments on our notes and other financial obligations. We expect to negotiate with our insurance underwriters over the next several months regarding the insurance recovery for the solar array anomaly. We have the right to seek arbitration under our insurance policies if the insurance recovery for the solar array anomaly relating to XM Rock and XM Roll is not resolved in a timely manner. There can be no assurance as to the amount of any insurance proceeds, or that any insurance proceeds will be received in a timely manner.

Our substantial indebtedness could adversely affect our financial health, which could reduce the value of our securities.

The total accreted value of our indebtedness is $708.6 million ($546.1 million carrying value) on a pro forma basis as of March 31, 2003 (giving effect to exchanges and stock sales that occurred from April 1 to May 6, 2003). This amount will increase significantly over the next several years as our indebtedness accretes. Most of our indebtedness will mature in 2009 and 2010. However, our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Failing to comply with those covenants could result in an event of default, which, if not cured or waived, could cause us to have to discontinue operations or seek a purchaser for our business or assets. In addition, the covenants allow us to incur more debt in the future, which could increase our total indebtedness.

We may need additional funding for our business plan and additional financing might not be available.

Although we believe we have sufficient cash and credit facilities available to fund our operations through the date on which we expect our business to generate positive cash flow, we may need additional financing due to future developments or changes in our business plan. In addition, our actual funding requirements could vary materially from our current estimates. As discussed above, we likely will have to replace our existing satellites in the next several years. Our business plan contemplates the use of insurance proceeds and/or vendor financing to launch replacement satellites. Although we believe that we would have adequate proceeds from our insurance coverage and/or vendor financing, we cannot assure you that any insurance proceeds or vendor financing would be received in a timely manner. If additional financing is needed, we may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. We could default on our commitments to creditors or others and may have to seek a purchaser for our business or assets.

The terms of the notes issued in our recent financing transactions may not be favorable to us, our creditors or our stockholders.

•	Under the terms of the 10% senior secured convertible note due 2009 issued to General Motors’ subsidiary, OnStar Corporation, and the 10% senior secured discount convertible notes due 2009 issued to private investors in January 2003, we are subject to various restrictive covenants, including covenants that limit our ability to pay dividends and make other types of restricted payments and incur indebtedness in particular. These covenants may significantly limit our ability to complete transactions or take other actions that could be in our interests or the interests of our creditors or stockholders.

•	We do not have the right to prepay or redeem the private investor notes, but have the ability after four years to require the conversion of the notes into Class A common stock in limited circumstances. This mandatory conversion would only be available to us if:

•	we achieve break-even in our earnings before interest, taxes, depreciation and amortization;

•	our Class A common stock trades at 200% of the conversion price then in effect;

•	the amount of our outstanding indebtedness after conversion would be less than $250 million; and

•	we no longer have any Series C preferred stock outstanding.

Weaker than expected market and advertiser acceptance of our XM radio service could adversely affect our advertising revenue and results of operations.

Because we expect to derive a significant part of our future revenues from advertising, market and advertiser acceptance of our XM Radio service will be critical to the success of our business. Our ability to generate advertising revenues will be directly affected by the number of subscribers to our XM Radio service and the amount of time subscribers spend listening to our various channels. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with Sirius Satellite Radio, the other satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. Because FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

We believe that advertising is a discretionary business expense for many business organizations and industries. Consequently, the current slowdown in the United States economy generally, and further downturns in the economy or in a particular business sector that represents a significant share of our advertising revenues, could adversely affect our advertising revenues and, therefore, our results of operations.

Future issuances of Holdings’ Class A common stock could lower the stock price and impair our ability to raise funds in new stock offerings.

We have issued and outstanding securities exercisable for or convertible into a significant number of shares of Class A common stock, including securities issued to General Motors and the 10% senior secured discount convertible notes issued in January 2003, some of which also give us the option to make interest or other payments in Class A common stock or securities convertible into Class A common stock. As of May 6, 2003, we had outstanding 120,312,171 shares of Class A common stock. On a pro forma basis as of May 6, 2003, if we issued all shares issuable upon conversion of the notes issued in January 2003 (but not including accreted value and any in-kind interest payments), exercise of the warrants issued in January 2003, and conversion (assuming a current market price for those convertible securities that convert at market price) or exercise of other outstanding securities (some of which have a conversion or exercise price significantly above our current market price), we would have had 287,114,800 shares of Class A common stock outstanding on that date (not including a performance-based warrant held by Sony Electronics that may in the future be exercisable for up to 2% of our Class A common stock on a fully diluted basis). Issuances of such large numbers of shares could adversely affect the market price of Class A common stock.

In addition to the shares of Class A common stock that are already publicly-traded, the holders of approximately 29,268,288 shares of Class A common stock, all of Holdings’ Series A preferred stock, all of Holdings’ Series C preferred stock, General Motors and the holders of our 10% senior secured discount convertible notes have the right to request registration of their shares, including in future public offerings of our equity securities. We have previously filed registration statements under the Securities Act to cover all 14,500,000 shares of Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. We recently registered a total of 127,228,179 shares under separate registration statements to cover shares issuable under our January 2003 financing transactions. By July 2003, we must also register shares to be issued as part of our obligations to General Motors. The sale into the public market of a large number of privately-issued shares could adversely affect the market price of Holdings’ Class A common stock and could impair our ability to raise funds in additional stock offerings.

Failure of third parties to perform could affect our revenues.

We need to assure continued proper manufacturing and distribution of XM radios and development and provision of programming in connection with our service, and we will need to complete and launch our ground spare satellite. Many of these tasks depend on the efforts of third parties. If one or more of these matters is not performed in a sufficient manner, our revenues could be less than expected and our business may suffer.

Higher than expected subscriber acquisition costs or subscriber turnover could adversely affect our financial performance.

We are still spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers. Although we have recently been able to reduce our subscriber acquisition cost on a per subscriber basis and cost per gross addition, our ability to achieve cash flow breakeven within the expected timeframe depends on our ability to continue to lower these costs. If the costs of attracting new subscribers or incentivizing other parties are greater than expected, our financial performance and results of operations could be adversely affected.

We expect to experience some subscriber turnover, or churn. Because we have been in commercial operations for a relatively short period of time, we cannot predict the amount of churn we will experience. We also cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. Subscriber turnover or our inability to retain customers who purchase or lease new vehicles with our service could adversely affect our financial performance and results of operations.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Satellite Radio, the other U.S. satellite radio licensee; traditional and, when available, digital AM/FM radio; Internet based audio providers; direct broadcast satellite television audio service; and cable systems that carry audio service. Sirius began commercial operations in the first quarter of 2002 and announced that it had over 68,000 subscribers as of March 31, 2003. Sirius offers its service for a monthly charge, featuring 100 channels. Sirius has recently begun competing more aggressively with us by announcing new product offerings and that Sirius Radio will be offered as a dealer-installed option on ten different Ford, Lincoln and Mercury 2004 models. If Sirius is able to offer a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a competitive advantage over us.

Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with additional digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of audio entertainment services.

iBiquity Digital recently received FCC approval to begin digital broadcasting in the AM and FM bands. Radio broadcast groups and stations in 40 large, midsize and small markets expect to begin digital broadcasting during 2003. In addition, other technologies in the mobile audio environment could emerge to compete with our service.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, including an $89.0 million note issued in January 2003, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation in certain limited circumstances, we cannot predict the outcome of any such renegotiation.

Our business may be impaired by third party intellectual property rights.

Development of the XM Radio system has depended largely upon the intellectual property that we have developed and licensed from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties’ proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with the other licensed satellite radio system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band. Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions.

Interference from other users could damage our business.

We may be subject to interference from adjacent radio frequency users, such as RF lighting and ultra-wideband (UWB) technology, if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. We have applied for an extension of this authority and can continue to operate our terrestrial repeaters pending a final determination on this request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Our deployment of terrestrial repeaters may be impacted by the FCC’s further actions, when taken.

Our service network or other ground facilities could be damaged by natural catastrophes.

Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

We must negotiate and enter into music programming royalty arrangements with Broadcast Music, Inc. and in the future will have to re-negotiate our existing arrangements with the American Society of Composers, Authors and Publishers, SESAC, Inc., and the Recording Industry Association of America. We expect to establish license fees with BMI through negotiation, but such royalty arrangements may be more costly than anticipated.

Rapid technological and industry changes could make our service obsolete.

The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating the XM Radio system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our securities could be hurt by substantial price and volume fluctuations.

Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

The holders of Holdings’ Series C preferred stock, General Motors and holders of our recently issued notes have consent rights that may prevent us from engaging in transactions otherwise beneficial to holders of our securities.

Under the terms of Holdings’ Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arm’s-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price. As a result of the closing of our January 2003 financing transactions, GM and holders of our 10% senior secured discount convertible notes now have similar consent rights. Without the consent of 75% of the notes held by OnStar and the new investors, we cannot take certain actions, including the:

•	issuance of Class A common stock in an amount that increases the amount outstanding on a fully diluted basis by 20% or more;

•	incurrence of indebtedness with financial or operational covenants;

•	entrance into certain transactions with affiliates; or

•	merger or sale of all or substantially all of our assets.

We cannot assure you that these rights will be exercised in a manner consistent with your best interests.

We need people with special skills to develop and maintain our new service. If we cannot find and keep these people, our business could suffer.

We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

We depend upon certain on-air talent, the loss of whom could reduce the attractiveness of our XM service to subscribers and advertisers and could adversely affect our business.

We employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. The fame of our on-air talent and their ability to retain and grow their respective audiences is a significant factor in our ability to sell advertising. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

It may be hard for a third party to acquire us, and this could depress Holdings’ stock price.

Holdings is a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Holdings’ shareholder rights plan could make it difficult for a third party to acquire us, even if doing so would benefit our securityholders. The rights issued under the plan have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors. However, anti-takeover provisions in Delaware law and the shareholder rights plan could depress Holdings’ stock price and may result in entrenchment of existing management, regardless of their performance.

SELECTED FINANCIAL DATA

XM Satellite Radio Holdings Inc. and Subsidiaries

In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The consolidated statements of operations data for the five-year period ended December 31, 2002 and the consolidated balance sheets data as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. The data as of and for the three months ended March 31, 2003 and 2002 are unaudited, but include, in the opinion of our management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of results to be expected for the entire year or any other period.

	Years Ended December 31,					Three Months Ended March 31,
	2002	2001	2000	1999	1998	2003	2002
	(In thousands, except subscriber and share amounts)					(unaudited)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue(1)	$16,828	$246	$—	$—	$—	$11,885	$1,389
Equipment revenue(1)	757	—	—	—	—	592	—
Net ad sales revenue	2,333	251	—	—	—	448	391
Royalties & other	263	36	—	—	—	127	5

Total revenue	20,181	533	—	—	—	13,052	1,785

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties(1)	12,456	1,708	—	—	—	3,883	612
Cost of equipment	1,679	—	—	—	—	1,113	—
Ad sales(1)	1,870	2,243	1,232	356	369	437	167
Customer care & billing operations	15,627	5,720	699	—	—	4,842	2,487
Satellite & terrestrial	44,818	62,641	8,104	1,536	203	12,571	10,478
Broadcast & operations	19,851	21,041	19,570	5,449	1,782	5,332	4,223
Programming & content	25,379	17,649	4,025	965	642	4,787	6,024

Cost of revenue	121,680	111,002	33,630	8,306	2,996	32,965	23,991
Research & development (excludes depreciation & amortization, shown below)	10,843	13,689	11,948	6,510	7,311	2,467	2,324
General & administrative (excludes depreciation & amortization, shown below)	26,448	21,168	17,312	11,534	4,869	9,019	5,015
Marketing (excludes depreciation & amortization, shown below)(1)	169,941	93,620	13,016	2,829	960	35,611	46,330
Impairment of goodwill	11,461	—	—	—	—
Depreciation & amortization	118,588	42,660	3,573	1,512	57	39,760	22,486

Total operating expenses	458,961	282,139	79,479	30,691	16,193	119,822	100,146

Operating Loss	(438,780)	(281,606)	(79,479)	(30,691)	(16,193)	(106,770)	(98,361)

Other income (expense)
Interest income	$5,111	$15,198	$27,606	$2,915	26	552	1,658
Interest expense	(63,573)	(18,131)	—	(9,120)	—	(23,799)	(15,999)
Other income (expense)	2,230	160	—	—	—	3,735	452

Net loss	(495,012)	(284,379)	(51,873)	(36,896)	(16,167)	(126,282)	(112,250)
8.25% Series B preferred stock dividend requirement	(3,766)	(3,766)	(5,935)	—	—	(877)	(941)
8.25% Series C preferred stock dividend requirement	(17,093)	(19,387)	(9,277)	—	—	(4,125)	(4,555)
Series B preferred stock (deemed dividend)/conversion gain	—	—	(11,211)	—	—	7,273	—
Series C preferred stock beneficial conversion feature	—	—	(123,042)	—	—	—	—

Net loss attributable to common stockholders	(515,871)	$(307,532)	$(201,338)	$(36,896)	$(16,167)	(124,011)	(117,746)

Net loss per share:
Basic and diluted	$(5.95)	$(5.13)	$(4.15)	$(2.40)	$(2.42)	$(1.26)	$(1.56)

Weighted average shares used in computing net loss per share—basic and diluted	86,735,257	59,920,196	48,508,042	15,344,102	6,689,250	98,654,290	75,241,684

Other data
EBITDA(2)	$(317,962)	$(238,786)	$(75,906)	$(29,179)	$(16,136)	$(63,275)	$(75,423)
Cash flow from operating activities	(294,289)	(203,048)	(37,447)	(16,785)	(1,301)	(90,080)	(111,359)
Cash flow from investing activities	(7,037)	(221,361)	(559,401)	(234,412)	(43,912)	25,553	(18,239)
Cash flow from financing activities	151,646	382,003	771,053	301,585	45,522	225,201	(603)
XM subscriptions (end of period)(3)	347,159	27,733	—	—	—	483,075	76,242

	December 31,					As of March 31, 2003
	2002	2001	2000	1999	1998
	(In thousands)					(unaudited)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$42,815	$210,852	$224,903	$120,170	$310	$193,492
Restricted investments	29,742	72,759	161,166	—	—	11,999
System under construction.	55,016	55,056	674,796	229,940	78,998	55,016
Property and equipment, net	847,936	922,149	50,052	2,551	1,146	810,030
Goodwill, net	—	11,461	12,376	13,294	—	—
DARS license and other intangibles, net	153,732	155,207	151,845	144,504	90,031	150,579
Total assets	1,160,280	1,456,203	1,293,218	515,189	170,485	1,374,118
Total long-term debt, net of current portion	412,540	411,520	262,665	212	140,332	568,384
Total liabilities.	567,969	529,552	337,266	30,172	177,668	697,268
Stockholders’ equity (deficit)	592,311	926,651	955,952	485,017	(7,183)	676,850

(1)	Certain 2002, 2001, 2000, 1999 and 1998 amounts have been reclassified to conform to the March 31, 2003 presentation, including the reclassification of equipment revenue, ad sales expense and certain revenue share payments to cost of revenue. The year-end financial statements included within the F-pages do not include these reclassifications.
(2)	Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful a measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,					Three Months Ended March 31,
	2002	2001	2000	1999	1998	2003	2002
	(In thousands)
Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(495,012)	$(284,379)	$(51,873)	$(36,896)	$(16,167)	$(126,282)	$(112,250)
Add back non-EBITDA items included in net loss:
Interest income	(5,111)	(15,198)	(27,606)	(2,915)	(26)	(552)	(1,658)
Interest expense	63,573	18,131	—	9,120	—	23,799	15,999
Depreciation & amortization	118,588	42,660	3,573	1,512	57	39,760	22,486

EBITDA	$(317,962)	$(238,786)	$(75,906)	$(29,179)	$(16,136)	$(63,275)	$(75,423)

(3)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, and are not 60 days or more overdue.

XM Satellite Radio Inc. and Subsidiaries

In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The consolidated statements of operations data for the five-year period ended December 31, 2002 and the consolidated balance sheets data as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. The data as of and for the three months ended March 31, 2003 and 2002 are unaudited, but include, in the opinion of our management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of results to be expected for the entire year or any other period.

The principal differences between the financial condition of Holdings and XM, which are not significant in amount, are:

•	the ownership by Holdings of the corporate headquarters building since August 2001, and the lease of the building from Holdings by XM;

•	the presence at Holdings of additional indebtedness not guaranteed by XM; and

•	the existence of cash balances at Holdings.

Accordingly, the results of operations for XM and its subsidiaries are substantially the same as the results for Holdings and its subsidiaries discussed above except that XM incurs:

•	additional rent, less depreciation and amortization expense and less other income, in each case principally related to XM’s rental of its corporate headquarters from Holdings, which are intercompany transactions that have been eliminated in the Holdings financial statements;

•	less interest expense principally related to the additional indebtedness at Holdings; and

•	less interest income because of the additional cash balances at Holdings.

	Years Ended December 31,					Three Months Ended March 31,
	2002	2001	2000	1999	1998	2003	2002
	(In thousands, except subscriber amounts)					(unaudited)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue(1)	$16,828	$246	$—	$—	$—	11,885	1,389
Equipment revenue(1)	757	—	—	—	—	592	—
Net ad sales revenue	2,333	251	—	—	—	448	391
Royalties & other	263	36	—	—	—	127	5

Total revenue	20,181	533	—	—	—	13,052	1,785

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties(1)	12,456	1,708	—	—	—	3,883	612
Cost of equipment	1,679	—	—	—	—	1,113	—
Ad sales(1)	1,820	2,243	1,232	356	369	437	167
Customer care & billing	15,627	5,720	699	—	—	4,842	2,487
Satellite & terrestrial	44,818	62,641	8,104	1,536	203	12,571	10,478
Broadcast & operations	23,950	22,488	19,570	5,449	1,782	6,504	5,409
Programming & content	25,379	17,649	4,025	965	642	4,787	6,024

Cost of revenue	125,779	112,449	33,630	8,306	2,996	34,137	25,177
Research & development (excludes depreciation & amortization, shown below)	10,843	13,689	11,948	6,510	7,311	2,467	2,324
General & administrative (excludes depreciation & amortization, shown below)	27,777	20,908	16,960	11,513	4,869	8,805	5,323
Marketing (excludes depreciation & amortization, shown below)(1)	169,941	93,620	13,016	2,829	960	35,611	46,330
Impairment of goodwill	11,461	—	—	—	—	—	—
Depreciation & amortization	117,202	42,180	3,573	1,512	57	39,414	22,140

Total operating expenses	463,003	282,846	79,127	30,670	16,193	120,434	101,294

Operating Loss	(442,822)	(282,313)	(79,127)	(30,670)	(16,193)	(107,382)	(99,509)

Other income (expense)
Interest income	$2,621	$14,102	$27,200	$533	26	42	960
Interest expense	(52,037)	(15,157)	—	(43)	—	(21,340)	(12,983)
Other income (expense)	653	(607)	—	—	—	(2,316)	(101)

Net loss	$(491,585)	$(283,975)	$(51,927)	$(30,180)	$(16,167)	$(130,996)	$(111,633)

Other data
EBITDA(2)	$(324,967)	$(240,740)	$(75,554)	$(29,158)	$(16,136)	$(70,284)	$(77,470)
Cash flow from operating activities	(282,042)	(209,690)	(37,516)	(18,186)	(9,365)	(85,950)	(103,175)
Cash flow from investing activities	(14,094)	(127,017)	(559,401)	(234,412)	(43,912)	15,625	21,375
Cash flow from financing activities	246,494	195,884	750,478	301,918	53,586	72,224	19,432
XM subscriptions (end of period)(3)	347,159	27,733	—	—	—	483,075	76,242

	December 31,					As of March 31, 2003
	2002	2001	2000	1999	1998
	(In thousands)					(unaudited)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$6,726	$72,664	$203,191	$119,102	$310	$8,625
Restricted investments	26,687	70,734	161,166	—	—	8,889
System under construction.	18,558	18,597	645,939	201,082	65,303	18,558
Property and equipment, net	814,966	887,768	50,052	2,551	1,146	777,392
Goodwill, net	—	11,461	12,376	13,294	—	—
DARS license and other intangibles, net	153,732	155,207	151,845	144,504	90,031	150,579
Total assets	1,044,347	1,241,362	1,242,517	485,134	156,397	1,315,579
Total long-term debt, net of current portion	270,347	268,934	262,665	212	87	447,173
Total liabilities.	429,821	385,908	337,107	30,030	28,941	580,532
Stockholder’s equity	614,526	855,454	905,410	455,104	127,456	735,047

(1)	Certain 2002, 2001, 2000, 1999 and 1998 amounts have been reclassified to conform to the March 31, 2003 presentation, including the reclassification of equipment revenue, ad sales expense and certain revenue share payments to cost of revenue.

(2)	Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful a measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,					Three Months Ended March 31
	2002	2001	2000	1999	1998	2003	2002
	(In thousands)
Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(491,585)	$(283,975)	$(51,927)	$(30,180)	$(16,167)	$(130,996)	$(111,633)
Add back non-EBITDA items included in net loss:
Interest income	(2,621)	(14,102)	(27,200)	(533)	(26)	(42)	(960)
Interest expense	52,037	15,157	––	43	––	21,340	12,983
Depreciation & amortization	117,202	42,180	3,573	1,512	57	39,414	22,140

EBITDA	$(324,967)	$(240,740)	$(75,554)	$(29,158)	$(16,136)	$(70,284)	(77,470)

(3)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, and are not 60 days or more overdue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Holdings’ Condensed Consolidated Financial Statements and Notes thereto. Certain 2002, 2001 and 2000 amounts have been reclassified to conform to the March 31, 2003 presentation, including the reclassification of equipment revenue, ad sales expense and certain revenue share payments to cost of revenue. The year-end financial statements included within the F-pages of our most recent Annual Report on Form 10-K do not include these reclassifications.

Introduction

XM was incorporated in Delaware in 1992 and Holdings became a holding company for XM in early 1997. We emerged from the development stage in the fourth quarter of 2001, following the commencement of our service in two test markets on September 25, 2001 and nationwide launch on November 12, 2001. Accordingly, the results for the quarter ended March 31, 2002 reflect limited commercial operations and the direct comparison of the results of operations for the quarters ended March 31, 2003 and 2002 may not be meaningful with respect to revenue and various other line items. At the completion of the quarter ended March 31, 2003, we had 483,075 subscribers.

We have raised $1.9 billion of equity and debt net proceeds through March 31, 2003 from investors and strategic partners to fund our operations. This includes $225 million of gross funds raised in the January 2003 financing transactions. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit. So long as we meet the revenue, expense and cash flow projections of our refined business plan, we expect to be fully funded and will not need to raise additional financing to continue operations. From April 1, 2003 to May 6, 2003, we have raised $30.4 million through our Direct Stock Purchase Program and issued shares of Class A common stock to eliminate $49.5 million of indebtedness. Our business plan contemplates the use of either insurance proceeds and/or vendor financing to launch replacement satellite(s). We have entered into an agreement with Boeing Satellite Systems to fix a date for the completion and launch of our ground spare satellite in late 2004 and to specify definitive pricing for the launch and certain upgrades.

We will continue to incur operating losses until we substantially increase the number of our subscribers and develop a stream of cash flow sufficient to cover operating costs. We also have significant outstanding contracts and commercial commitments that need to be paid in cash or through credit facilities over the next several years, including to fund subsidies and distribution costs, particularly under our arrangement with General Motors, programming costs, repayment of long-term debt, lease payments and service payments, as further described below under the heading “Liquidity and Capital Resources—Contractual Obligations and Commercial Commitments.” Our ability to become profitable also depends upon other factors identified below under the heading “Liquidity and Capital Resources—Future Operating and Capital Resource Requirements.”

Results of Operations

To better explain our performance during 2003 and on an on-going basis, we have expanded the number of revenue and expense categories to better reflect the drivers of the business. Descriptions for expanded revenue and expense categories are outlined below.

Subscription Revenue

Subscription revenue includes fees from basic and premium service net of subscription-related promotions.

Activation Revenue

Activation revenue includes amortization of subscription activation fees over the estimated average life of a subscriber.

Equipment Revenue

Equipment revenue includes revenue from XM’s direct sales of radios.

Net Ad Sales Revenue

Net Ad Sales revenue includes revenue from sales of advertisements and programming sponsorships to advertisers on the XM network, net of agency commissions.

Cost of Revenue

Costs of Revenue are those expenses directly related to the generation of subscriber and advertising revenue and have variable and fixed components. Cost of Equipment, Revenue Share & Royalties, along with Customer Care & Billing tend to fluctuate along with increases and decreases in revenues and/or subscribers. Satellite & Terrestrial, Broadcast & Operations and Programming & Content are not expected to fluctuate directly with changes in revenue and/or subscribers. Ad Sales, which includes internal and external costs directly associated with selling advertisements on the XM network, tends to fluctuate with increases and decreases in advertising revenue.

Research & Development

Research & Development is a discretionary expense used primarily to drive new product development and radio component and radio unit cost reductions.

General & Administrative

General & Administrative expenses include legal, human resources, accounting and other overhead costs.

Marketing

Marketing includes: Retention & Support, which are those indirect costs that are not associated with gaining a subscriber and are not expected to fluctuate directly with changes in revenue and/or subscribers; Subsidies & Distribution, which includes commissions to radio manufacturers and distribution partners that are based on the number of radios manufactured or the number of new subscribers added in the period (these costs have previously been referred to as “Subscriber Acquisition Costs” or “SAC”); Marketing, which are those discretionary costs including advertising, media and events, as well as marketing materials for retail and automotive dealer points of presence. Amortization of the GM Liability includes the straight-line accounting treatment of the fixed obligation to General Motors. We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product- and hardware-related incentives. (Subscriber acquisition costs do not include ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and distributors and certain guaranteed payments to General Motors.) We consider Cost Per Gross Addition (CPGA) to include the amounts in SAC, as well as advertising, media and most marketing expenses.

EBITDA

Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. As a result of regulatory changes, EBITDA now includes Other Income (Expense). We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

				March 31,
	2002	2001	2000	2003	2002
	(In thousands)			(Unaudited)
Revenue:
Subscriber revenue:
Subscription(1)	$16,344	$238	$—	$11,590	$1,365
Activation	484	8	—	295	24

Total subscriber revenue	16,828	246	—	11,885	1,389
Equipment revenue(1)	757	—	—	592	—
Net ad sales	2,333	251	—	448	391
Royalties & other	263	36	—	127	5

Total revenue	20,181	533	—	13,052	1,785

Operating expenses
Cost of revenue (excludes depreciation and amortization, shown below):
Revenue share & royalties(1)	12,456	1,708	—	3,883	612
Cost of equipment	1,679	—	—	1,113	—
Ad sales(1)	1,870	2,243	1,232	437	167
Customer care & billing	15,627	5,720	699	4,842	2,487
Satellite & terrestrial	44,818	62,641	8,104	12,571	10,478
Broadcast & operations:
Broadcast	7,745	6,155	1,420	2,566	1,741
Operations	12,106	14,886	18,150	2,766	2,482

Total broadcast & operations	19,851	21,041	19,570	5,332	4,223
Programming & content	25,379	17,649	4,025	4,787	6,024

Total cost of revenue	121,680	111,002	33,630	32,965	23,991
Research & development (excludes depreciation and amortization, shown below)	10,843	13,689	11,948	2,467	2,324
General & administrative (excludes depreciation and amortization, shown below)	26,448	21,168	17,312	9,019	5,015
Marketing (excludes depreciation and amortization, shown below)(1):
Retention & support	11,749	9,140	6,293	4,914	2,897
Subsidies & distribution	54,086	9,217	—	11,722	9,561
Advertising & marketing	90,508	74,824	6,723	11,349	33,127

Marketing	156,343	93,181	13,016	27,985	45,585
Amortization of GM liability	13,598	439	—	7,626	745

Total marketing	169,941	93,620	13,016	35,611	46,330
Impairment of goodwill	11,461	—	—	—	—
Depreciation & amortization	118,588	42,660	3,573	39,760	22,486

Total operating expenses	458,961	282,139	79,479	119,822	100,146

Operating loss	(438,780)	(281,606)	(79,479)	(106,770)	(98,361)

Interest income	5,111	15,198	27,606	552	1,658
Interest expense	(63,573)	(18,131)	—	(23,799)	(15,999)
Other income (expense)	2,230	160	—	3,735	452

Net loss	(495,012)	(284,379)	(51,873)	(126,282)	(112,250)

EBITDA(2)	$(317,962)	$(238,786)	$(75,906)	$(63,275)	$(75,423)

(1)	Certain 2002, 2001 and 2000 amounts have been reclassified to conform to the March 31, 2003 presentation, including the reclassification of equipment revenue, ad sales expense and certain revenue share payments to cost of revenue. The year-end financial statements included within the F-pages of our most recent Annual Report on Form 10-K do not include these reclassifications.
(2)	Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

				Three Months Ended March 31,
	2002	2001	2000	2003	2002
Reconciliation of Net Loss to EBITDA
Net loss as reported	$(495,012)	$(284,379)	$(51,873)	$(126,282)	$(112,250)
Add back non-EBITDA items included in net loss
Interest income	(5,111)	(15,198)	(27,606)	(552)	(1,658)
Interest expense	63,573	18,131	—	23,799	15,999
Depreciation & amortization	118,588	42,660	3,573	39,760	22,486

EBITDA	$(317,962)	$(238,786)	$(75,906)	$(63,275)	$(75,243)

Three months Ended March 31, 2003 Compared With Three Months Ended March 31, 2002

XM Satellite Radio Holdings Inc. and Subsidiaries

Revenue

Revenue.    Our revenue consists of subscription fees, activation charges, limited direct sales of radios, advertising sales, and revenue earned from royalties. During the three-month period ended March 31, 2003, we recognized $13.1 million in total revenue, compared to $1.8 million during the three-month period ended March 31, 2002, an increase of $11.3 million. During the three-month period ended March 31, 2003, subscription related revenues comprised over 91% of our total revenues. As of March 31, 2003, we had 483,075 subscribers, compared to 76,242 at March 31, 2002, an increase of 406,833 subscribers. We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are currently in promotional periods, and are not 60 days overdue. We expect revenue to increase as we continue to add subscribers and to attract additional advertisers.

Subscriber Revenue.    Revenue from subscribers consists of subscription revenue and activation revenue. Subscriber related revenue was $11.9 million during the three-month period ended March 31, 2003, compared to $1.4 million during the three-month period ended March 31, 2002. For the three months ended March 31, 2003, subscription revenue includes $1.1 million from GM for subscription fees paid under certain promotional agreements. Subscription revenue consists primarily of our monthly subscription fees charged to consumers, commercial establishments and fleets, which are recognized as the service is provided. Subscription revenue also includes revenues from premium service. Our subscriber arrangements are cancelable, without penalty. Promotions and discounts are treated as a reduction to revenue during the period of the promotion. Sales incentives, consisting of rebates to subscribers, offset revenue.

Subscription Revenue.    Total subscription revenue during the three-month period ended March 31, 2003 was $11.6 million, compared to $1.4 million during the three-month period ended March 31, 2002, an increase of $10.2 million. Average monthly subscription revenue per subscriber (ARPU) was approximately $9.34 during the three-month period ended March 31, 2003, and $9.27 during the three-month period ended

March 31, 2002. Average monthly subscription revenue per subscriber is derived from the total of earned subscription revenue (net of promotions and rebates) divided by the monthly weighted average number of subscribers for the period reported. Average monthly revenue per subscriber is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.

Activation Revenue.    Activation revenue is comprised of one-time activation charges billed to customers. Activation fees are non-refundable, and are recognized on a pro-rata basis over the estimated average term of the subscriber relationship. We expect this estimate to be further refined in the future as additional historical data becomes available. During the three-month period ended March 31, 2003, we recognized $0.3 million in activation revenue compared to $24,000 during the three-month period ended March 31, 2002. We expect activation revenue to increase as we increase subscribers.

Equipment Revenue.    Equipment revenue is comprised of revenues from any direct sales of radios. Through March 31, 2003, the direct sales of radios have generally been for promotional purposes. During the three-month period ended March 31, 2003, we recognized $0.6 million in equipment revenue compared to $0 during the three-month period ended March 31, 2002. We expect revenue from the sale of equipment to increase proportionately with the increase in direct sales of equipment by XM.

Net Ad Sales Revenue.    Advertising revenue consists of sales of advertisements and program sponsorships on the XM network to advertisers that are recognized in the period in which they are broadcast. Advertising revenue includes advertising aired in exchange for goods and services (barter), which is recorded at fair value. Advertising revenue is presented net of national agency fees in the Consolidated Statements of Operations, which is consistent with industry practice. During both the three-month periods ended March 31, 2003 and March 31, 2002, we recognized $0.4 million in net advertising revenue. These amounts are net of agency commissions, which were $74,000 during the three-month period ended March 31, 2003, compared to $64,000 during the three-month period ended March 31, 2002.

Royalties & Other Revenue.    Royalty & other revenue earned during the three-month period ended March 31, 2003 consisted of royalty revenue from certain tuners manufactured during 2003, and other broadcast revenue. We recognized $127,000 of royalty and other revenue during the three-month period ended March 31, 2003 compared with $5,000 during the three-month period ended March 31, 2002.

Operating Expenses

Total Operating Expenses.    Total operating expenses were $119.8 million during the three-month period ended March 31, 2003 compared to $100.1 million during the three-month period ended March 31, 2002, an increase of $19.7 million or 19.7%. The increase was due primarily to an increase in cost of revenue of $9.0 million attributable to increased sales, an increase in general and administrative expenses of $4.0 million and an increase in depreciation and amortization of $17.3 million resulting from a reduction in the useful life of our satellites, offset in part by a decline in marketing expenses of $10.7 million due to a decrease in consumer advertising media expenses.

Cost of Revenue.    Cost of revenue includes costs of radios associated with radio sales, revenue share & royalties, customer care & billing costs, satellite & terrestrial operating costs, cost of broadcast and operations, programming & content and costs directly associated with the sales of advertising. These combined costs were $33.0 million during the three-month period ended March 31, 2003, up from $24.0 million during the three-month period ended March 31, 2002, an increase of $9.0 million or 38%.

Cost of Equipment.    During the three-month period ended March 31, 2003, we incurred $1.1 million relating to promotional radios and radio kits that we sold directly to subscribers, compared to $0 during the three-month period ended March 31, 2002. The cost of equipment will increase as we increase the direct sales of equipment by XM.

Revenue Share & Royalties.    Revenue share & royalties includes royalties paid to radio technology providers, revenue share payments to content providers, and performance rights obligations to composers, artists, and copyright owners for public performances of their creative works broadcast on XM. These costs were $3.9 million during the three-month period ended March 31, 2003 compared to $0.6 million during the three-month period ended March 31, 2002. This increase of $3.3 million was a result of our growth in subscriber base and increase in revenues of $11.3 million along with completion of negotiations for performance rights royalties. These total costs will increase with subscriber growth.

Ad Sales.    Ad sales expense was $0.4 million during the three-month period ended March 31, 2003 compared to $0.2 million during the three-month period ended March 31, 2002, an increase of $0.2 million. The increase in ad sales expense is due primarily to an increase in advertising representation fees.

Customer Care & Billing.    Customer care & billing operations expense includes expenses from outsourced customer care functions and was $4.8 million during the three-month period ended March 31, 2003, compared with $2.5 million during the three-month period ended March 31, 2002, an increase of $2.3 million or 92%. This increase resulted from the increase in the number of subscribers. Customer care & billing operations expense will continue to increase as we continue to add subscribers.

Satellite & Terrestrial.    Satellite & terrestrial includes telemetry, tracking and control of our two satellites, in-orbit satellite insurance and incentive payments, satellite uplink, and all costs associated with operating our terrestrial repeater network such as power, maintenance and lease payments. These expenses were $12.6 million during the three-month period ended March 31, 2003, compared with $10.5 million during the three-month period ended March 31, 2002, an increase of $2.1 million or 20%. This increase primarily resulted from a charge for the termination and deconstruction of terrestrial repeater sites no longer required in our existing network.

Broadcast & Operations

Broadcast.    Broadcast expenses include costs associated with the management and maintenance of the systems, software, hardware, production and performance studios used in the creation and distribution of XM-original and third party content. The advertising trafficking (scheduling and insertion) functions are also included. Broadcast costs were $2.6 million during the three-month period ended March 31, 2003, compared to $1.7 million during the three-month period ended March 31, 2002, an increase of $0.9 million or 52.9%. The increase is due primarily to increases in computer license fees and software maintenance expense.

Operations.    Operations, which includes facilities and information technology expense, was $2.8 million during the three-month period ended March 31, 2003, compared with $2.5 million during the three-month period ended March 31, 2002, an increase of $0.3 million or 12%. The increase in operations expense during the three-month ended March 31, 2003 is due primarily to increased software maintenance expenses, higher telecom costs and higher operating lease expenses for IT systems.

Programming & Content.    Programming & content includes the creative and production costs associated with our 101 channels of XM-original and third party content. This includes costs of programming staff and fixed payments for third party content. Programming & content expense was $4.8 million during the three-month period ended March 31, 2003, compared with $6.0 million during the three-month period ended March 31, 2002, a decrease of $1.2 million or 20%. The decrease is due primarily to decreases in payroll and payroll related costs from a reduction in headcount which occurred in November 2002.

Research & Development.    Research & development includes the costs of new product development, chipset design, and engineering. These combined expenses were $2.5 million during the three-month period ended March 31, 2003, compared with $2.3 million during the three-month period ended March 31, 2002, an increase of $0.2 million or 8.7%. The increase in research and development expense is due primarily to increased activities in new product development and costs associated with the reallocation of certain personnel to research and development. Research and development expenses will continue to increase as we accelerate the development of future telematics applications and new products, including interoperable radios.

General & Administrative.    General & administrative expense was $9.0 million during the three-month period ended March 31, 2003, compared with $5.0 million during the three-month period ended March 31, 2002, an increase of $4.0 million or 80.0%. The increase in general & administrative expense primarily resulted from increases in professional service fees and director and officer insurance premiums.

Marketing.    Marketing includes the costs of retention & support, subsidies & distribution, advertising & marketing, and amortization of our liability to GM. These combined costs were $35.6 million during the three-month period ended March 31, 2003, compared to $46.3 million during the three-month period ended March 31, 2002, a decrease of $10.7 million, or 23.1%. Marketing expense decreased primarily due to a decrease in consumer advertising media expenses of $21.8 million offset by increases in retention & support of $2.0 million, subsidies & distribution of $2.2 million and amortization of GM liability of $6.9 million.

Retention & Support.    Retention & support consists primarily of marketing related overhead expenses. During the three-month period ended March 31, 2003, these costs were $4.9 million compared to $2.9 million during the three-month period ended March 31, 2002, an increase of $2.0 million. The increase is due primarily to an increase in amounts due to our distribution partners.

Subsidies & Distribution.    We currently provide incentives and subsidies for the manufacture, purchase, installation and activation of XM radios to attract and retain our manufacturing and distribution partners. Our subsidy and distribution costs are significant and totaled approximately $11.7 million during the three-month period ended March 31, 2003, compared with $9.6 million during the three-month period ended March 31, 2002, an increase of $2.1 million or 22% due primarily to the increase in subscriber and new activations.

Subscriber Acquisition Costs.    We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product- and hardware-related incentives. These costs are represented in Subsidies & Distribution. Subscriber acquisition costs do not include ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and distributors and certain guaranteed payments to General Motors. During the three-month period ended March 31, 2003 and 2002, we incurred expenses of $11.2 million, and $9.4 million, respectively, related to subscriber acquisition costs. Our average subscriber acquisition cost was $74.36 during the three-month period ended March 31, 2003.

Advertising & Marketing.    Activities comprising these expenses include media, advertising, events and direct marketing programs. Advertising & marketing costs were $11.3 million during the three-month period ended March 31, 2003 compared with $33.1 million during the three-month period ended March 31, 2002, a decrease of $21.8 million or 66%. The decrease is due to a decrease in consumer advertising media as part of our efforts to lower SAC and CPGA.

Cost Per Gross Addition.    We consider CPGA to include the amounts in SAC, as well as advertising, media and most marketing expenses. In our financial statements, SAC costs are captured in the Subsidies & Distribution, while CPGA costs are captured by the combination of the Subsidies & Distribution, Advertising & Marketing, plus the negative margins from equipment sales. CPGA does not include marketing staff and subscriber communication costs (included in Retention & Support) or the amortization of the GM guaranteed payments (included in Amortization of GM Liability). During the three-months ended March 31, 2003 and 2002, we incurred expenses of $23.8 million and $42.7 million, respectively. CPGA for the three-month period ended March 31, 2003 and 2002 was $156 and $875, respectively. The decline in CPGA for the three-month period ended March 31, 2003 as compared to the three-month period ended

March 31, 2002 is due to the combined impacts of the decline in advertising and marketing expenses as well as the increase in the number of new subscribers during the quarter.

Amortization of GM Liability.    These costs include the amortization of annual fixed guaranteed payment commitments to General Motors, aggregating to $439 million, under our long-term distribution agreement with the OnStar division of GM providing for the installation of XM radios in GM vehicles. Amortization of the GM liability was $7.6 million for the three-month period ended March 31, 2003, compared with $0.7 million for the three-month period ended March 31, 2002. The distribution agreement was amended in June 2002 and then again in January 2003, as described under the captions “Liquidity and Capital Resources—Capital Resources and Financing.” As a result of the January 2003 amendment and GM’s current roll out plans, commencing in February 2003 we began recognizing the fixed annual payments due through September 2013, which approximate $397.3 million, on a straight-line basis. In January 2003, we expensed the pro rata portion of the fixed payment that was based on the June 2002 amendment to the agreement.

Depreciation & Amortization.    Depreciation & amortization expense was $39.8 million during the three-month period ended March 31, 2003, compared with $22.5 million during the three-month period ended March 31, 2002, an increase of $17.3 million or 77%. The increase in depreciation and amortization expense primarily resulted from the reduction in the useful lives of our in-orbit satellites from 17.5 years to 6.75 years during the third quarter of 2002 due to a solar array output power anomaly.

Interest Income.    Interest income was $0.6 million during the three-month period ended March 31, 2003, compared with $1.7 million during the three-month period ended March 31, 2002, a decrease of $1.1 million or 64.7%. The decrease was the result of lower average balances of cash and cash equivalents during the three-month period March 31, 2003 as well as lower yields on our investments due to market conditions.

Interest Expense.    We recorded interest expense of $23.8 million and $16.0 million during the three-month period ended March 31, 2003 and 2002, respectively.

Other Income (Expense), net.    Other income (expense), net was $3.7 million during the three-month period ended March 31, 2003, compared with $0.5 million the three-month period ended March 31, 2002, an increase of $3.2 million. The increase resulted primarily from gains of $3.6 million from the retirement of debt with a face value of $39.8 million. Other income (expense), net for the three months ended March 31, 2002 consists primarily of income from rental of office space in our corporate headquarters to third parties.

Net Loss.     Net loss during the three-month period ended March 31, 2003 was $126.3 million, compared with $112.3 million for the three-month period ended 2002, an increase of $14.0 million or 12%. The increase primarily reflects increases in operating expenses, offset in part by the growth in our revenue.

EBITDA.    Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The decrease is due primarily to an increase in operating expense in connection with our ramp-up of commercial operations, offset in part by the growth in our revenue. EBITDA during the three-month period ended March 31, 2003 was $(63.3) million, compared with $(75.4) million during the three- month period ended March 31, 2002. We believe EDITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. The reconciliation of net loss to EBITDA is as follows.

	Three Months Ended March 31,
	2003	2002
Net loss as reported	$(126,282)	$(112,250)
Add back non-EBITDA items included in net loss:
Interest income	(552)	(1,658)
Interest expense	23,799	15,999
Depreciation & amortization	39,760	22,486

EBITDA	$(63,275)	$(75,423)

Year Ended December 31, 2002 Compared With Year Ended December 31, 2001

XM Satellite Radio Holdings Inc. and Subsidiaries

Revenue

Revenue.    Our revenue consists of subscription fees, activation charges, limited direct sales of radios, advertising sales, and revenue earned from royalties. In 2002, we recognized $20.2 million in total revenue, compared to $0.5 million in 2001, an increase of $19.7 million. In 2002, subscription related revenues comprised over 87% of our total revenues. As of December 31, 2002, we had 347,159 subscribers, compared to 27,733 at December 31, 2001, an increase of 319,426 subscribers. We expect revenue to increase substantially during 2003 as we continue to add subscribers and attract additional advertisers.

Subscriber Revenue.    Revenue from subscribers consists of subscription revenue, activation revenue and equipment sales. Subscriber related revenue was $16.8 million for 2002, compared to $246,000 for 2001. Subscription revenue consists primarily of our monthly subscription fees charged to consumers, commercial establishments and fleets, which is recognized as the service is provided. Subscription revenue also includes revenues from premium service. Our subscriber arrangements are cancelable, without penalty. Promotions and discounts are treated as a reduction to revenue during the period of the promotion. Sales incentives, consisting of rebates to subscribers, offset revenue.

Subscription Revenue.    Total subscription revenue during 2002 was $16.3 million, compared to $0.2 million during 2001, an increase of $16.1 million. Average monthly subscription revenue per subscriber (ARPU) was approximately $9.43 during 2002, and $8.57 during 2001. Average monthly subscription revenue per subscriber is derived from the total of earned subscription revenue (net of promotions and rebates) divided by the monthly weighted average number of ending subscribers for the period reported. We made two changes to our calculation of ARPU (as compared to numbers presented in prior quarters) in an effort to provide a metric that we feel is more reflective of our earned recurring monthly subscription revenue. First, we no longer include earned activation revenue as part of the ARPU calculation. We also refined our methodology to calculate ARPU using a denominator of monthly weighted average customers rather than our previous approach of daily weighted average customers to be consistent with how we manage our business. Average monthly revenue per subscriber is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles. We expect average monthly revenue per subscriber to remain relatively stable to reflect promotions implemented in 2003, multiradio discount plans (such as the new family plan) and the introduction of new subscription services.

Activation Revenue.    Activation revenue is comprised of one-time activation charges billed to customers. Activation fees are non-refundable, and are recognized on a pro-rata basis over the estimated average term of the subscriber relationship. We expect this estimate to be further refined in the future as additional historical data becomes available. In 2002 we recognized $484,000 in activation revenue compared to $8,000 during 2001, an increase of $476,000. We expect activation revenue to increase during 2003 as we increase subscribers.

Equipment Revenue.    Equipment revenue is comprised of revenues from any direct sales of radios. The direct sales of radios have generally been for promotional purposes. In 2002, we recognized $757,000 in equipment revenue compared to $0 in 2001. We expect revenue from the sale of equipment to increase proportionately with the increase in direct sales of equipment by XM.

Net Ad Sales Revenue.    Advertising revenue consists of sales of advertisements and program sponsorships on the XM network to advertisers that are recognized in the period in which they are broadcast. Advertising revenue includes advertising aired in exchange for goods and services (barter), which is recorded at fair value. Advertising revenue is presented net of agency fees in the Results of Operations, which is consistent with industry practice. In 2002 we recognized $2.3 million in net advertising revenue, compared to $251,000 during 2001. These amounts are net of agency commissions, which were $350,000 during 2002, compared to $43,000 in 2001. We expect advertising revenue to increase during 2003 as we increase our subscribers and attract additional advertisers.

Royalties & Other Revenue.    Royalty & other revenue earned during 2002 consisted of royalty revenue from certain tuners manufactured during 2002, and other broadcast revenue. We recognized $263,000 of royalty and other revenue during 2002 compared with $36,000 during 2001. We expect other revenue to increase slightly during 2003.

Operating Expenses

Total Operating Expenses.    Total operating expenses were $459 million for 2002 compared to $282.1 million in 2001, an increase of $177 million or 63%. The increase was primarily a result of a full year of operations.

Cost of Revenue.    Cost of revenue includes costs of radios associated with radio sales, revenue share & royalties, customer care & billing costs, satellite & terrestrial operating costs, cost of broadcast and operations, programming & content and costs directly associated with the sales of advertising. These combined costs were $121.7 million for 2002, up from $111.0 million in 2001, an increase of $10.7 million or 9.6%.

Cost of Equipment.    During 2002 we incurred $1.7 million relating to promotional radios and radio kits that we sold directly to subscribers, compared to $0 in 2001. We expect the cost of equipment to increase during 2003 as we increase direct radio sales.

Revenue Share & Royalties.    Revenue share & royalties includes royalties paid to radio technology providers, revenue share payments to content providers, and performance rights obligations to composers, artists, and copyright owners for public performances of their creative works broadcast on XM. These costs were $12.5 million in 2002 compared to $1.7 million in 2001. This increase of $10.8 million was a result of our growth in subscriber base and revenues along with completion of negotiations for performance rights royalties. We expect these total costs to increase during 2003 as subscriber growth continues but to decrease slightly as a percentage of total revenue.

Ad Sales.    Ad sales expense was $1.9 million in 2002 compared to $2.2 million in 2001, a decrease of $0.3 million or 14%. We expect ad sales costs to increase in 2003 in support of advertising revenue growth.

Customer Care & Billing.    Customer care & billing operations expense was $15.6 million during 2002, compared with $5.7 million during 2001, an increase of $9.9 million. This increase resulted from a full year of commercial operations and increase of subscribers. We expect customer care & billing operations expense in total to increase during 2003 as we continue to add subscribers, but we expect the average cost per subscriber to decrease.

Satellite & Terrestrial.    Satellite & terrestrial includes: telemetry, tracking and control of our two satellites, in-orbit satellite insurance and incentive payments, satellite uplink, and all costs associated with operating our terrestrial repeater network such as power, maintenance and lease payments. These expenses were $44.8 million in 2002, compared with $62.6 million in 2001, a decrease of $17.8 million or 28%. This decrease primarily resulted from a charge of $4.0 million in 2002 compared to a charge of $26.3 million in

2001 related to terrestrial repeater sites no longer required. Exclusive of this charge, we incurred increased operating expenses in 2002 compared to 2001 as our satellites and terrestrial repeater network performed over a first full year of operations. We expect system operating costs to decline slightly in 2003 as we complete optimization efforts with respect to our terrestrial repeater network.

Broadcast & Operations

Broadcast.    Broadcast expenses include costs associated with the management and maintenance of the systems, software, hardware, production and performance studios used in the creation and distribution of XM-original and third party content. The advertising trafficking (scheduling and insertion) functions are also included. Broadcast costs were $7.7 million for 2002, compared to $6.2 million in 2001, an increase of $1.5 million or 24%. The increase reflects a full year of operations for 2002. Based on our current channel lineup, these costs are expected to remain stable in 2003.

Operations.    Operations, which includes facilities and information technology expense, was $12.1 million in 2002, compared with $14.9 million in 2001, a decrease of $2.8 million or 19%. The decrease in operations expense in 2002 is attributed to a decrease in rent expense which was a direct result of the purchase of our corporate headquarters in the third quarter of 2001 and a decrease in costs incurred for professional services related to information technology as a result of a decreased need for post-implementation support. These costs are expected to remain stable in 2003.

Programming & Content.    Programming & content includes the creative and production costs associated with our 101 channels of XM-original and third party content. This includes costs of programming staff and fixed payments for third party content. Programming & content expense was $25.4 million during 2002, compared with $17.6 million during 2001, an increase of $7.8 million or 44%. The increase reflects a full year of operations for 2002. Based on our current channel line-up, these costs are expected to remain stable in 2003.

Research & Development.    Research & development includes the costs of new product development, chipset design, and engineering. These combined expenses were $10.8 million in 2002, compared with $13.7 million in 2001, a decrease of $2.9 million or 21%. The decrease in research and development expense primarily resulted from the higher cost of designing the initial chipset in 2001 compared with subsequent chipset designs in 2002 when the manufacturers absorbed a portion of the engineering charges. We expect research & development expense to increase substantially in 2003 compared to 2002 levels as a result of development of future telematics applications and new products, including interoperable radios.

General & Administrative.    General & administrative expense was $26.4 million during 2002, compared with $21.2 million during 2001, an increase of $5.2 million or 25%. The increase in general & administrative expense primarily resulted from increased director and officer insurance premiums in the fourth quarter, and costs incurred in 2002 for the 2003 bond exchange transaction. We expect general & administrative expense to remain relatively stable throughout 2003.

Marketing.    Marketing costs include the costs of retention & support, subsidies & distribution, advertising & marketing, ad sales, and amortization of our liability to GM. These combined costs were $169.9 million for 2002, compared to $93.6 million in 2001, an increase of $76.3 million, or 82%. Marketing expense increased as a result of a full year of commercial operations and includes expenses related to our distribution partners, personnel, advertising creation and media costs.

Retention & Support.    Personnel related expenses and costs associated with maintaining the corporate web site comprise the majority of retention and support. In 2002, these costs were $11.7 million compared to $9.1 million in 2001, an increase of $2.6 million or 29%. We expect these expenses to remain relatively stable during 2003.

Subsidies & Distribution.    We currently provide incentives and subsidies for the manufacture, purchase, installation and activation of XM radios to attract and retain our manufacturing and distribution partners. Our subsidy and distribution costs are significant and totaled approximately $54.1 million during 2002, compared with $9.2 million during 2001, an increase of $44.9 million due to 2002 being a full year of operations. We expect total subsidy & distribution expense to increase during 2003 as our number of subscribers increases, however, we expect the cost per new subscriber to decrease.

Subscriber Acquisition Costs.    We consider subscriber acquisition costs to include radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product- and hardware-related incentives. These costs are represented in Subsidies & Distribution. Subscriber acquisition costs do not include ongoing loyalty payments to retailers and distribution partners, payments under revenue sharing arrangements with radio manufacturers and distributors and certain guaranteed payments to General Motors. During the years ended December 31, 2002, 2001, and 2000, we incurred expenses of $54.1 million, $9.2 million and $0 million, respectively, related to subscriber acquisition costs. Our average subscriber acquisition cost was $116.03 during 2002.

Advertising & Marketing.    Activities comprising these expenses include media, advertising, events and direct marketing programs. Advertising & marketing costs were $90.5 million in 2002 compared with $74.8 million in 2001, an increase of $15.7 million or 21% as a result of a full year of operations. We expect these expenses to decrease during 2003 as part of our efforts to lower SAC and CPGA.

Cost Per Gross Addition.    We consider CPGA to include the amounts in SAC, as well as advertising, media and most marketing expenses. In our financial statements, SAC costs are captured in the Subsidies & Distribution, while CPGA costs are captured by the combination of the Subsidies & Distribution, Advertising & Marketing, plus the negative margins from equipment sales. CPGA does not include marketing staff and subscriber communication costs (found in Retention & Support) or the amortization of the GM guaranteed payments (found in Amortization of GM Liability). During the years ended December 31, 2002, 2001, and 2000, we incurred expenses of $145.5 million, $84.0 million and $6.7 million, respectively. CPGA for the full year 2002 was $430. Due to our launch late in 2001 and significant pre-operations costs recorded, CPGA figures for 2001 and prior are not meaningful. The amount of these total costs will vary in future years, but is expected to decrease on a per-subscriber addition basis during 2003, spreading the less variable components of our costs over a larger subscriber base.

Amortization of GM Liability.    These costs include the amortization of annual fixed guaranteed payment commitments to General Motors, aggregating to $439 million, under our long-term distribution agreement with the OnStar division of GM providing for the installation of XM radios in GM vehicles. In 2001 we expensed $439,000, the annual fixed payment for that year. We amended the agreement in June 2002, and following the amendment began amortizing the annual fixed payments due through November 2005, which approximated $63.6 million, on a straight-line basis. We expensed $13.6 million for 2002, reflecting a pro rata portion of the 2002 fixed annual payment for the period from January 2002 through June 2002 and the straight-line portion of the $63.6 million for the remainder of 2002. The distribution agreement was amended again in January 2003, as described above under the captions “Recent Sales of Unregistered Securities—Transactions with General Motors” and “Liquidity and Capital Resources—Capital Resources and Financing.” As a result of the January 2003 amendment and GM’s current roll out plans, commencing in February 2003 we recognize the fixed annual payments due through September 2013, which approximate $397.3 million, on a straight-line basis. Consequently, we expect these expenses to increase to $35.6 million for 2003 and $37.3 million per annum in subsequent years.

Impairment of Goodwill.    We recognized an impairment charge of $11.5 million during the fourth quarter of 2002 in accordance with the provisions of SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 142 required that we perform an assessment of the fair value of our reporting unit and compared it to the carrying value of the reporting unit. As a result of the value of our stock and other securities being impacted by negative trends in the capital markets during 2002, our market capitalization had fallen below our book value, indicating that our reporting unit’s goodwill may be impaired. In accordance with SFAS No. 142, we performed the second step of the annual impairment test during the fourth quarter of 2002 and recognized an impairment charge of $11.5 million as required by SFAS No. 142.

Depreciation & Amortization.    Depreciation & amortization expense was $118.6 million during 2002, compared with $42.7 million during 2001, an increase of $75.9 million. The increase in depreciation and amortization expense primarily resulted from our commencing depreciation of major components of our system, including our satellites and terrestrial systems, upon commencement of commercial operations in September 2001. During 2002, we ceased amortizing goodwill and our DARS license in accordance with our adoption of SFAS No. 142. As a result of a solar array output power anomaly, during 2002, we reduced the useful lives of our in-orbit satellites from 17.5 years to 6.75 years. As a result of reducing the lives of our satellites, we expect depreciation and amortization expense to trend significantly higher during 2003.

Interest Income.    Interest income was $5.1 million during 2002, compared with $15.2 million during 2001, a decrease of $10.1 million or 66%. The decrease was the result of lower average balances of cash and cash equivalents during 2002 coupled with lower yields on our investments due to market conditions.

Interest Expense.    We recorded interest expense of $63.6 million and $18.1 million during 2002 and 2001, respectively. In addition, we capitalized interest costs of $0.0 million and $45.2 million associated with our DARS license and our XM Radio system during 2002 and 2001.

Other Income (Expense), net.    Other income (expense), net consists primarily of income from rental of office space in our corporate headquarters to third parties. Other income (expense), net was $2.2 million in 2002, compared with $0.2 million in 2001, an increase of $2.0 million. The increase reflects a full year’s rental income in 2002 compared with four month’s rental income in 2001, as we purchased our corporate headquarters in August 2001.

Net Loss.    Net loss for 2002 was $495.0 million, compared with $284.4 million for 2001, an increase of $210.6 million or 74%. The increase primarily reflects increases in operating expense, depreciation and amortization expense and interest expense in connection with our ramp-up of commercial operations, offset in part by the growth in our revenue.

EBITDA.    Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The decrease is due primarily to an increase in operating expense in connection with our ramp-up of commercial operations, offset in part by the growth in our revenue. EBITDA for 2002 was ($318.0) million, compared with $(238.8) million for 2001. We believe EDITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. The reconciliation of net loss to EBITDA is as follows.

	Twelve Months Ended December 31,
	2002	2001
Net loss as reported	$(495,012)	$(284,379)
Add back non-EBITDA items included in net loss:
Interest income	(5,111)	(15,198)
Interest expense	63,573	18,131
Depreciation & amortization	118,588	42,660

EBITDA	$(317,962)	$(238,786)

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

XM Satellite Radio Holdings Inc. and Subsidiaries

Revenue

We recognized revenue of $533,000 from the date of launch through December 31, 2001. Total revenue included $238,000 in subscription revenue, $8,000 in activation revenue, $251,000 in net ad sales revenue which includes agency fees of $42,000 and other revenue of $36,000. During 2000 we had no revenue from operations.

Operating Expenses

Total Operating Expenses.    Total operating expenses for 2001 were $282.1 million compared to $79.5 million for 2000, an increase of $202.6 million, resulting from the launch of our commercial operations.

Cost of Revenue.    Cost of revenue includes revenue share royalty payments, customer care & billing costs, satellite & terrestrial operating costs, cost of broadcast & operations, programming & content and costs directly associated with the sales of advertising. These combined costs were $111.0 million for 2001, up from $33.6 million in 2000.

Revenue Share & Royalties.    Revenue share & royalties includes royalties paid to radio technology providers, revenue share payments to content providers, and performance rights obligations to composers, artists, and copyright owners for public performances of their creative works broadcast on XM. These costs were $1.7 million in 2001, compared to $0 for 2000.

Ad Sales.    Ad sales expense was $2.2 million in 2001 compared to $1.2 million in 2000, an increase of $1.0 million.

Customer Care & Billing.    Customer care & billing operations expense was $5.7 million during 2001, compared with $0.7 million during 2000. This increase is a result of building out the organization and launching commercial operations.

Satellite & Terrestrial.    Satellite & terrestrial includes: telemetry, tracking and control of our two satellites, in-orbit satellite insurance, and all costs associated with operating our terrestrial repeater network such as power, maintenance and lease payments. These expenses were $62.6 million in 2001, compared with $8.1 million in 2000, an increase of $54.5 million. This increase primarily resulted from initiating operation of our satellites and terrestrial repeater network and a charge of $26.3 million related to terrestrial repeater sites no longer required.

Broadcast & Operations.

Broadcast.    Broadcast expenses include costs associated with the management and maintenance of the systems, software, hardware, production and performance studios used in the creation and distribution of XM-original and third party content. Advertising trafficking (scheduling and insertion) functions are also included. These costs were $6.2 million for 2001, compared to $1.4 million in 2000.

Operations.    Operations, which includes facilities and information technology expense, was $14.9 million in 2001, compared with $18.2 million in 2000, a decrease of $3.3 million or 18%. The decrease is primarily attributed to reduced professional services incurred in 2001 as key business systems development was completed in anticipation of our commencing commercial operations.

Programming & Content.    Programming & content includes the creative and production costs associated with 100 channels of XM-original and third party content. This includes costs of programming staff and fixed payments for third party content. Programming and content expense was $17.7 million during 2001, compared with $4.0 million during 2000, an increase of $13.7 million as a result of commencement of commercial operations.

Research & Development.    Research & development includes the costs of new product development, chipset design, and engineering. These combined expenses were $13.7 million in 2001, compared with $11.9 million in 2000, an increase of $1.8 million or 15%. The increase in research and development expense primarily resulted from increased activity relating to our system technology development, including chipset design and uplink technology, in 2001.

General & Administrative.    General & administrative expense was $21.2 million in 2001, compared with $17.3 million in 2000, an increase of $3.9 million or 23%. The increase primarily reflects expenses incurred from additional overhead costs to support the commencement of commercial operations.

Marketing.    Marketing costs include the costs of the subsidies and distribution, advertising and marketing, customer retention and support and amortization of our liability to GM. These combined costs were $93.6 million for 2001, compared to $13.0 million in 2000. Marketing expense increased as a result of our launching commercial operations and includes expenses related to our distribution partners, personnel, advertising creation and media costs.

Retention & Support.    Personnel related expenses and costs associated with maintaining the corporate web site comprise the majority of retention & support. In 2001 these costs were $9.1 million compared to $6.3 million in 2000.

Subsidies & Distribution.    We provide incentives and subsidies for the manufacture, purchase, installation and activation of XM radios to attract new subscribers. Our subsidy and distribution costs totaled approximately $9.2 million during 2001, compared with $0 during 2000.

Advertising & Marketing.    Activities comprising these expenses include media, advertising, events and direct marketing programs. These costs were $74.8 million in 2001, up from $6.7 million in 2000.

Amortization of GM Liability.    These costs include the amortization of certain payment commitments to General Motors through our long-term distribution agreement with the OnStar division of GM, providing for the installation of XM radios in GM vehicles. In 2001, these costs totaled $439,000 compared to $0 for 2000.

Depreciation & Amortization.    Depreciation & amortization expense was $42.6 million in 2001, compared with $3.6 million in 2000, an increase of $39.0 million. The increase in depreciation and amortization expense primarily resulted from our taking delivery of major components of our system during 2001, including our two satellites and our terrestrial repeater network.

Interest Income.    Interest income was $15.2 million in 2001, compared with $27.6 million in 2000, a decrease of $12.4 million or 45%. The decrease was the result of lower average balances of cash and cash equivalents in 2001 as well as lower yields on our investments due to market conditions.

Interest Expense.    We incurred interest costs of $63.3 million, including a $6.5 million charge due to the incentivized conversion of Holdings’ 7.75% convertible notes, and $39.1 million in 2001 and 2000, respectively. We capitalized interest costs of $45.2 million and $39.1 million associated with our DARS license and our XM Radio system and expensed $18.1 million and $0 in 2001 and 2000, respectively.

Other Income (Expense), net.    Other income (expense), net consists primarily of income from rental of office space in our corporate headquarters to third parties. Other income (expense), net was $160,000 in 2001, compared with $0 in 2000, an increase of $160,000. The increase reflects four months’ rental income in 2001, as we purchased our corporate headquarters in August 2001.

Net Loss.    Net loss for 2001 was $284.4 million, compared with $51.9 million in 2000, an increase of $232.5 million. The increase primarily reflects increases in operating expense, depreciation & amortization expense and general & administrative expense in connection with our commencement of commercial operations.

EBITDA.    Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The decrease is due primarily to an increase in operating expense in connection with our ramp-up of commercial operations, offset in part by the growth in our revenue. EBITDA for 2001 was ($238.8) million, compared with $(75.9) million for 2000. We believe EDITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. The reconciliation of net loss to EBITDA is as follows.

	Twelve Months Ended December 31,
	2001	2000
Net loss as reported	$(284,379)	$(51,873)
Add back non-EBITDA items included in net loss:
Interest income	(15,198)	(27,606)
Interest expense	18,131	—
Depreciation & amortization	42,660	3,573

EBITDA	$(238,786)	$(75,906)

XM Satellite Radio Inc. and Subsidiaries

The principal differences between the financial condition of Holdings and XM, which are not significant in amount, are:

•	the ownership by Holdings of the corporate headquarters building since August 2001, and the lease of the building from Holdings by XM;

•	the presence at Holdings of additional indebtedness not guaranteed by XM; and

•	the existence of cash balances at Holdings.

Accordingly, the results of operations for XM and its subsidiaries are substantially the same as the results for Holdings and its subsidiaries discussed above except that XM incurs:

•	additional rent, less depreciation and amortization expense and less other income, in each case principally related to XM’s rental of its corporate headquarters from Holdings, which are intercompany transactions that have been eliminated in the Holdings financial statements;

•	less interest expense principally related to the additional indebtedness at Holdings; and

•	less interest income because of the additional cash balances at Holdings.

Liquidity and Capital Resources

At March 31, 2003, we had total cash and cash equivalents of $193.5 million, which excludes $12.0 million of restricted investments, and working capital of $139.1 million. Cash and cash equivalents increased $160.7 million during the three months ended March 31, 2003. The increase resulted from $225.2 million provided by financing activities and $25.6 million provided by investing activities, offset by $90.1 million used in operating activities. The proceeds from financing activities resulted primarily from a private placement in January 2003 that resulted in the issuance of our 10% Senior Secured Discount Convertible Notes that yielded gross proceeds of $210 million and the issuance of 5.5 million shares of Class A common stock that yielded gross proceeds of $15 million. The financing activities completed during the quarter are more fully discussed below. Investing activities consisted primarily of proceeds provided from the maturity of restricted investments. Cash flows used in operating activities includes the net loss of $126.3 million and the net cash used by our operating assets and liabilities, offset in part by non-cash expenses included in the net loss. We expect our aggregate net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness.

By comparison, at March 31, 2002, we had cash, cash equivalents and short-term investments of $112.4 million, which excludes $51.0 million of restricted investments, and working capital of $69.4 million. This amount reflects $111.4 million cash used in operations, $18.2 million cash used in investing activities, and $603,000 used in financing activities during the three-month period ended March 31, 2002. Cash flow used in operations during the three-month period ended March 31, 2002 reflected commercial operations. Investing activities consisted primarily of capital expenditures for infrastructure and system completion.

We raised $1.9 billion of equity and debt net proceeds from inception through March 31, 2003 from investors and strategic partners to fund our operations. This includes $225 million of gross funds raised in the January 2003 financing transactions. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit. So long as we meet the revenue, expense and cash flow projections of our refined business plan, we will not need to raise additional financing to continue operations, as further described below under the heading “Future Operating and Capital Resource Requirements.” Our refined business plan contemplates the use of either insurance proceeds and/or vendor financing to launch replacement satellite(s). These funds have been used to acquire our DARS license, make required payments for our system, including the satellites, terrestrial repeater system, and ground networks, and for working capital and operating expenses. We have entered into an agreement with Boeing Satellite Systems to fix a date for the completion and launch of our ground spare satellite in late 2004 and to specify definitive pricing for the launch and certain upgrades. We plan to satisfy our obligations to Boeing for the funding of the proposed completion and launch of our ground spare satellite with existing cash and insurance proceeds. From April 1, 2003 to May 6, 2003, we eliminated $49.5 million of indebtedness through the issuance of 5,775,000 shares of Class A common stock.

January 2003 Financing Transactions

In January 2003, Holdings and XM completed a private placement of $279.3 million aggregate principal amount at maturity of our 10% Senior Secured Discount Convertible Notes due December 31, 2009, which yielded gross proceeds of $210.0 million, and a private placement of 5,555,556 shares of our Class A common stock, which yielded gross proceeds of $15.0 million. Concurrently with these transactions, we completed an exchange offer in which we exchanged $300.2 million aggregate principal amount of XM’s previously outstanding 14% Senior Secured Notes due 2010 for $438.0 million aggregate principal amount at maturity ($300.2 million accreted value as of March 15, 2003) of 14% Senior Secured Discount Notes due 2009, cash and warrants to purchase Holdings’ Class A common stock.

In January 2003, General Motors provided us with a $100.0 million Senior Secured Credit Facility, maturing as late as December 2009, that enables us to make monthly draws to finance payments that become due under our distribution agreement with OnStar Corporation and other GM payments. Holdings and XM are co-borrowers under this credit facility. The outstanding principal amount of all draws will be due December 31, 2009 and bear interest at the applicable 90-day LIBOR rate plus 10%. We will be able to make interest payments in shares of Holdings’ Class A common stock having an aggregate fair market value at the time of payment equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Holdings’ Class A common stock over the ten business days prior to the day the interest payment is due. We have the option to prepay all draws in whole or in part at any time but will not be able to re-borrow any prepaid amounts. Beginning in 2005, we will be required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full. In order to make draws under the credit facility, we are required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

In January 2003, Holdings and XM issued a 10% Senior Secured Convertible Note due December 31, 2009 in the amount of $89.0 million to General Motors’ subsidiary, OnStar Corporation. The note was provided in lieu of our obligation to make $115 million in guaranteed payments to OnStar under the distribution agreement from 2003 to 2006. The note becomes convertible at the holder’s option on a quarterly basis through 2006, at 90% of the then fair market value of our Class A common stock but subject to a $5.00 per share minimum and escalation maximum (up to $20 per share) for each fiscal year. Interest would be payable in cash or shares of Holdings’ Class A common stock, at Holdings’ option, at fair market value at the time of payment.

In January 2003, General Motors provided Holdings and XM with the ability to satisfy up to $35.0 million in future subscriber acquisition payments that we may owe to OnStar under the distribution agreement in shares of Holdings’ Class A common stock, valued at fair market value at the time of payment.

Other Equity Issuances and De-leveraging Transactions

In February and March 2003, Holdings issued 4,527,947 shares of its Class A common stock for gross proceeds of $19.6 million under its Direct Stock Purchase Program (DSPP).

Concurrent with the funds raised by Holdings through its DSPP in February and March 2003, Holdings and XM (i) entered into agreements with certain holders of our outstanding notes to exchange $38.9 million carrying value, or $46.1 million fully accreted face value at maturity, of their notes, for $6.7 million in cash consideration and 4,352,375 shares of Holdings’ Class A common stock; and (ii) entered into agreements with certain holders of Holdings’ 8.25% Series B convertible redeemable preferred stock to exchange $12.3 million in shares of Series B preferred stock for $5.0 million in cash consideration. Additionally, Holdings entered into agreements with certain holders of its Class A common stock warrants to exchange 28,145 warrants convertible into 2,392,325 shares of its Class A common stock for 1,669,400 shares of its common stock.

In April 2003, Holdings issued 4,880,847 shares of its Class A common stock for gross proceeds of $30.4 million under its DSPP. Concurrent with the funds raised through the DSPP in April 2003 and through May 6, 2003, Holdings and XM (i) entered into agreements with certain holders of outstanding notes to exchange $49.5 million carrying value, or $70.9 million fully accreted face value at maturity, of their notes for 5,775,000 shares of Class A common stock; and (ii) entered into agreements with certain holders of Holdings’ 8.25% Series B convertible redeemable preferred stock to exchange $7.4 million in shares of Series B preferred stock for $5.2 million in cash consideration. Additionally, Holdings entered into agreements with certain holders of Holdings’ Class A common stock warrants to exchange 15,000 warrants convertible into 1,275,000 shares of Holdings’ Class A common stock for 978,000 shares of Holding’s common stock.

As a result of these de-leveraging transactions, Holdings and XM have eliminated approximately $108 million of accreted value through the date of redemption of debt and preferred securities or approximately $137 million of face amount at maturity. Holdings and XM have eliminated $2.1 million accreted value through the date of redemption ($2.0 million face amount) of XM’s 14% Senior Secured Notes due 2010, $65.5 million accreted value through the date of redemption ($94.2 million face amount) of XM’s 14% Senior Secured Discount Notes due 2009 issued in January 2003, $20.9 million accreted value through the date of redemption ($20.9 million face amount) of Holdings’ 7.75% Convertible Subordinated Notes due 2006 and $19.7 million of Holdings’ Series B preferred stock.

As a result of our financings and other issuances of securities, the conversion price of the Series C preferred stock issued in August 2000 has been adjusted from $26.50 to $9.11, the exercise price of the warrants sold in March 2000 from $49.50 to $44.69 and the number of warrant shares from 8.024815 to 8.888615. There was no impact on the consolidated results of operations as a result of the adjustments to these prices.

We expect that our future working capital, capital expenditures, and debt service requirements will be satisfied from existing cash, cash equivalents, and short-term investments augmented by the results of our January 2003 financing activities described below and by cash generated from operations, except for the financing of replacement satellites. Our business plan contemplates that financing for replacement satellites would be provided by insurance proceeds and/or vendor financing.

Future Operating and Capital Resource Requirements

We have refined our business plan based on what we have learned during our first full year of commercial service and our available resources. We are focusing on the new automobile market to take advantage of our relationships with automobile manufacturers, the introduction of lower-priced and more user-friendly radio technology in the retail aftermarket and the use of our most productive distribution channels. We have also reduced spending on advertising and streamlined our workforce. Provided that we meet the revenue, expense and cash flow projections of our refined business plan, we expect to be fully funded and will not need to raise additional financing to continue operations. Our business plan contemplates the use of either insurance proceeds and/or vendor financing to launch replacement satellite(s).

Our business plan is based on estimates regarding expected future costs and expected revenue. Our costs may exceed or our revenues may fall short of our estimates, our estimates may change, and future developments may affect our estimates. Any of these factors may increase our need for funds, which would require us to seek additional financing. In addition, we may seek additional financing to undertake initiatives not contemplated by our business plan or obtain additional cushion against possible shortfalls. We may pursue a range of different sizes or types of financing as opportunities arise, particularly the sale of additional equity securities. However, we may not be able to raise additional funds on favorable terms or at all. Our ability to obtain additional financing depends on several factors, including future market conditions; our success or lack of success in developing, implementing and marketing our satellite radio service; our future creditworthiness; and restrictions contained in agreements with our investors or lenders. These financings could increase our level of indebtedness or result in further dilution to our equity holders. We have and may continue to take advantage of opportunities to reduce our level of indebtedness in exchange for issuing equity securities, if these transactions can be completed on favorable terms.

If we fail to obtain necessary financing on a timely basis, a number of adverse effects could occur. We could default on our commitments to creditors or others and may have to discontinue operations or seek a purchaser for our business or assets.

Our need for additional funds may also be affected by future developments. In late August 2001, BSS advised us of a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including XM Rock and XM Roll. At the present time, the output power of the solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM System (based on patterns projected by BSS). We have launch and in-orbit insurance policies that provide coverage to us for a total, constructive total or partial loss of either of our satellites where such loss arises from an occurrence within the first five years after launch (both satellites were launched during the first half of 2001). The aggregate sum insured in the event of the total or constructive total loss of our satellites is $400 million ($200 million per satellite). In September 2001, we advised our insurance carriers that the aforementioned solar array situation was likely to result in a claim under our in-orbit insurance policies and, in the first quarter of 2003, we filed a claim with the insurance carriers for the aggregate sum insured (less applicable salvage); we believe we will ultimately receive insurance payments adequate to launch our spare satellite and commence work on an additional satellite, although there can be no assurance as to the amount of any insurance proceeds, or that any insurance proceeds will be received in a timely manner.

Since the issue is common to Boeing 702 class satellites, the manufacturer and we are closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, insurance arrangements in place and claim filed, a spare satellite under construction that is being modified to address the solar array power anomaly, the ability to provide full service for some period of time with Rock and Roll collocated in one orbit slot and the spare located in the other slot (which would allow partial use of the existing satellites through the first quarter of 2008), availability of comparable satellites from more than one vendor, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar array power problem might cause the broadcast signal strength to fall below minimum acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by BSS and us, our management adjusted the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information. We are not recording an impairment at this time, due to our forecasted cash flows (which are sufficient to recover the system assets); however, should we reduce or not meet our forecasted cash flows or reduce further the estimated useful lives of the satellites, we may be required to record an impairment (which may be substantial) at that time. We have not adjusted the estimated useful lives of our spacecraft control facilities, as we believe that these facilities will continue to be of use in our system.

Contractual Obligations and Commercial Commitments

We are obligated to make significant payments under a variety of contracts and other commercial arrangements, including the following:

Service Providers.    We have entered into agreements with service providers for customer care functions to subscribers of our service. Employees of service providers have access to our customer care systems to establish customer accounts, activate radios, update program and account information and respond to general inquiries from subscribers. We pay an hourly rate for each customer care representative supporting our subscribers. During the years ended December 31, 2002, 2001, and 2000 we incurred $8.7 million, $2.0 million and $0, respectively, in relation to this agreement.

Programming Agreements.    We have also entered into various long-term programming agreements. Under the terms of these agreements, we are obligated to provide payments to other entities that may include fixed payments, advertising commitments and revenue sharing arrangements. During the years ended December 31, 2002, 2001 and 2000, we incurred expenses of $20.3 million, $7.2 million and $0, respectively, in relation to these agreements. The amount of these costs will vary in future years, but is expected to increase in the next year as the number of subscribers and advertising revenue increase. The amount of the costs related to these agreements cannot be estimated, but are expected to be substantial future costs. Of these amounts, $339,000, $52,000 and $0, respectively, are included in Revenue Share & Royalties, and $9.0 million, $4.2 million and $0, respectively, are included in Advertising & Marketing.

Royalty Agreements.    We have entered into fixed and variable revenue share payment agreements with performance rights organizations that expire as late as 2006. During the years ended December 31, 2002, 2001 and 2000, we incurred expenses of $9.5 million, $45,000 and $0, respectively, in relation to these agreements.

Marketing & Distribution Agreements.    We have entered into various joint sales, marketing and distribution agreements. Under the terms of these agreements, we are obligated to provide incentives, subsidies and commissions to other entities that may include fixed payments, per-unit radio and subscriber amounts and revenue sharing arrangements. As previously described, we subsidize the manufacture of certain component parts of XM radios in order to provide attractive pricing to our customers. The subsidies are generally charged to expense when the radios are manufactured or shipped from the factory. Consequently, the expense is most often recognized in advance of when revenue, if any, is realized. The amount of these operational, promotional, subscriber acquisition, joint development, and manufacturing costs related to these agreements cannot be estimated, but are expected to be substantial future costs. During the years ended December 31, 2002, 2001 and 2000, we incurred expenses of $55.7 million, $19.1 million and $0, respectively, in relation to these agreements, excluding expenses related to GM.

General Motors Distribution Agreement.    We have significant payment obligations under our distribution agreement with General Motors. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, GM has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. We will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-GM vehicles that are sold for use in the United States. The agreement was amended in June 2002 and January 2003 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM and confirming the date of our commencement of commercial operations, and to provide that we may make certain payments to GM in the form of indebtedness or shares of our Class A common stock. XM’s total cash payment obligations were not increased. We have significant annual, fixed payment obligations to GM. As a result of the June 2002 amendment, we commenced recognizing these fixed payment obligations for the period ending through November 2005, which approximate $63.6 million, on a straight-line basis. However, due to the January 2003 amendment to the Distribution Agreement and GM’s current roll out plans which demonstrate a likelihood that GM will exceed minimum installation targets, in 2003 we are now prospectively recognizing these fixed payments due through September 2013, which approximate $397.3 million, on a straight-line basis. We have issued a 10% Senior Secured Convertible Note due 2009 with an aggregate principal amount of $89.0 million to OnStar in lieu of making these fixed payments to OnStar for amounts otherwise due in 2003 through 2006.

In order to encourage the broad installation of XM radios in GM vehicles, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers for our service. We must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios, which percentage increases until there are more than 8 million GM vehicles with installed XM radios (at which point the percentage remains constant). We will also make available to GM bandwidth on our system. As part of the agreement, OnStar provides certain call-center related services directly to XM subscribers who are also OnStar customers and XM must reimburse OnStar for these XM-related call center services. The agreement is subject to renegotiation at any time based upon the installation of radios that are compatible with a unified standard or capable of receiving Sirius Satellite Radio’s service. The agreement is subject to renegotiation if as of November 2005, and at two-year intervals thereafter, GM does not achieve and maintain specified installation levels of GM vehicles capable of receiving our service, starting with 1,240,000 units by November 2005, and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors’ exclusivity obligations will discontinue if, by November 2005 and at two-year intervals thereafter, we fail to achieve and maintain specified minimum market share levels in the satellite digital radio service market (we are currently in excess of the minimum market share levels). Prior to 2001, we had not incurred any costs under the distribution agreement. As of December 31, 2002 and 2001, we had paid $9.9 million and $0.6 million, respectively, and incurred total costs of $30.1 million and $1.3 million, respectively, under the distribution agreement.

Satellite Agreement.    We have set the launch period for our ground spare satellite for the three-month period commencing October 1, 2004. In addition to the modifications to address the solar anomaly as noted

above, Boeing will make certain alterations to optimize the ground spare for the specific orbital slot into which the spare will be launched. The aggregate cost of the launch, the optimization for the specific orbital slot and certain pre-launch services is approximately $100 million, of which approximately $3 million must be paid in 2003, and the balance in 2004, with nearly half being paid just prior to the launch. In addition, we must repay our existing $35 million loan from Boeing prior to the launch of the ground spare satellite, and we will need to acquire and pay for launch and in-orbit insurance in connection with this launch.

Non-Cash Stock-Based Expense

We incurred non-cash compensation charges of approximately $1.5 million and $4.9 million during 2002 and 2001, respectively. These charges relate to stock options granted to employees and non-employees and warrants granted to Sony and CNBC. Additional compensation charges may result depending upon the market value of Holdings’ Class A common stock at each balance sheet date.

Related Party Transactions

We developed strategic relationships with certain companies that were instrumental in the construction and development of our system. In connection with our granting to them of large supply contracts, some of these strategic companies have become large investors in us and have been granted rights to designate directors or observers to our board of directors. The negotiation of these supply contracts and investments primarily occurred at or prior to the time these companies became related parties.

We are a party to a long-term distribution agreement with the OnStar division of General Motors that provides for the installation of XM radios in General Motors vehicles, as further described above under the heading “Liquidity and Capital Resources—Contractual Obligations and Commercial Commitments.” In connection with the development of our terrestrial repeater network, we are a party to a contract with Hughes Electronics Corporation and were under a contract with LCC International (LCCI), as further described under the heading “Liquidity and Capital Resources—Capital Expenditures.” DIRECTV has provided consulting services in connection with the development of our customer care center and billing operations. We have agreements with OnStar, Clear Channel Communications, DIRECTV and American Honda to make available use of our bandwidth. We have a sponsorship agreement with Clear Channel Entertainment to advertise our service at Clear Channel Entertainment concerts and venues. Premiere Radio Networks, a subsidiary of Clear Channel Communications, is our advertising sales representative. We also run advertisements on a spot and network basis on radio stations owned by Clear Channel.

Since November 2002, we have been conducting joint promotional activities with General Motors, targeted at new GM car buyers who subscribe to XM service. During the three-months ending March 31, 2003, approximately 54,000 subscribers took advantage of the joint promotion. In addition, during December 2002, GM purchased XM service for approximately 7,000 of their dealers. These subscriptions are included in our total subscriptions. Subscriber revenues from both these activities are recorded as related party revenue.

General Motors is one of our largest shareholders and Chester A. Huber, Jr., the president of OnStar, is a member of our board of directors. Hughes Electronics is one of our largest shareholders and is a subsidiary of General Motors. Jack Shaw, a member of our board of directors, is Chief Executive Officer of Hughes Electronics Corporation. Dr. Rajendra Singh, who was a member of our board of directors until May 23, 2002, is a member of the board of directors of LCCI and controls the largest shareholder of LCCI. LCCI ceased to be a related party of ours during 2002. DIRECTV, a subsidiary of Hughes Electronics, was a holder of our Series C preferred stock during 2002. Randall Mays, a member of our board of directors, is executive vice president and chief financial officer of Clear Channel Communications. Thomas G. Elliott, a member of our board of directors, is Executive Vice President, Automobile Operations of American Honda Motor Company, a holder of our Series C preferred stock and 10% senior secured discount convertible notes. Gary Parsons, the chairman of our board of directors, was until May 1, 2002 chairman of the board of directors of Motient, a significant early investor and formerly our controlling stockholder. Mr. Parsons no longer serves on Motient’s board of directors and Motient is no longer a significant stockholder of ours.

We earned the following revenue in connection with the sale of XM service to related parties described above (in thousands):

	Year	GM
Subscriber revenue	2000	—
	2001	—
	2002	256

We have incurred the following costs in transactions with the related parties described above (in thousands):

	Year	GM	Hughes	DIRECTV	Clear Channel	LCCI	Motient
Terrestrial repeater network engineering and manufacturing	2000 2001 2002	— — —	11,858 88,116 10,386	— — —	— — —	58,731 59,958 3,089	— — —
Terrestrial repeater site leases	2000 2001 2002	— — —	— — —	— — —	5 36 57	— — —	— — —
Customer care & billing operations	2000 2001 2002	— — 178	— — —	1,008 623 —	— — —	— — —	— — —
Marketing & ad sales	2000 2001 2002	— 1,264 29,915	— — —	— — 125	3,175 4,351 10,182	— — —	— — —
General & administrative	2000 2001 2002	— — —	— — —	— — 3	3 — —	— — —	252 193 —

Capital Expenditures

Satellite Contract.    Under our satellite contract, Boeing Satellite Systems (BSS) delivered two satellites in orbit and is to complete construction of a ground spare satellite. BSS also provided ground equipment and software used in the XM Radio system and certain launch and operations support services. The contract also provides for in-orbit incentives to be earned depending on the performance of the in-orbit satellites over their useful lives. Future payments under the satellite contract could total up to an additional $68.3 million over the useful lives of the satellites.

On December 5, 2001, BSS and we amended the satellite contract so as to permit the deferral of approximately $31.4 million of payments to be made under the agreement, as well as to provide certain additional rights and obligations to us, including the launch of the ground spare satellite on the SeaLaunch launch vehicle should the ground spare satellite be launched between specified dates. Amounts deferred under the satellite contract include (i) $15.0 million of the purchase price for the ground spare satellite and (ii) $16.4 million of in-orbit incentive payments relating to our two existing satellites, XM Rock and XM Roll. Interest will accrue on the $15.0 million commencing when the ground spare satellite is available for shipment (it is currently being modified to address the solar power anomaly), and the principal of such amount is to be paid on December 5, 2006. Similarly, the $16.4 million of incentive payments relating to XM Rock and XM Roll has been deferred (with interest payable currently), with the principal amount (to the extent earned) payable on December 5, 2006. After December 5, 2006, BSS must repay us incentive amounts that are not earned on a current basis. Incentive payment amounts are earned (and expensed through operations) on a daily basis for each day that a satellite meets or exceeds its applicable performance specifications. Under the amendment, the deferred amounts bear interest at the rate of 8%, compounded annually, and are payable quarterly in arrears.

As of March 31, 2003, we had paid approximately $470.8 million under our satellite contract and had recognized an additional liability of $2.6 million for deferred in-orbit incentives and related interest.

Terrestrial Repeater System.    As of March 31, 2003, we incurred aggregate costs of approximately $267.6 million for a terrestrial repeater system. These costs covered the capital cost of the design, development and installation of a system of terrestrial repeaters to cover approximately 60 cities and metropolitan areas. In August 1999, we signed a contract with LCC International (LCCI) for engineering and site preparation. As of March 31, 2003, we had paid $128.4 million under this contract. There are no further payments due under the LCCI contract. We also entered into a contract effective October 22, 1999, with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters. As of March 31, 2003, we had paid $113.9 million under this contract and recorded an additional liability of $29,000.

Ground Segment.    As of March 31, 2003, we incurred aggregate ground segment costs of approximately $131.3 million. These costs were related to the satellite control facilities, programming production studios and various other equipment and facilities.

Joint Development Agreement Funding Requirements.    We may require additional funds to contribute toward the development of technologies supporting a unified standard for satellite radios under our joint development agreement with Sirius Radio. Each party is obligated to fund one half of the development cost for such technologies. The prior arbitration with Sirius has been resolved, with no payment by either side.

Long-term debt.    We have raised funds from issuing long-term debt on several occasions.

•	In March 2000, XM issued $325.0 million aggregate principal amount of 14% Senior Secured Notes due 2010. Following our January 2003 financing, less than $25 million of these notes remained outstanding. Principal on the 14% Senior Secured Notes due 2010 is payable at maturity, while interest is payable semi-annually. The 14% Senior Secured Notes due 2010 share in the security interest in the stock of the subsidiary that hold XM’s FCC licenses.

•	In March 2001, Holdings issued $125.0 million aggregate principal amount of 7.75% convertible subordinated notes due 2006 with a conversion price of $12.23 per share. In July and August 2001, holders of convertible subordinated notes exchanged $45.9 million of notes for 4,194,272 shares of Holdings’ Class A common stock. As a result of these transactions, approximately $79.1 million of the notes remained. Principal on the convertible subordinated notes is payable at maturity, while interest is payable semi-annually. During the first quarter of 2003, we exchanged approximately $20.9 million aggregate principal of these notes for a combination of cash and Class A common stock. Therefore, at March 31, 2003, approximately $58.2 million aggregate principal of these notes remain outstanding.

•	In August 2001, Holdings borrowed $29.0 million to finance the purchase of our headquarters facility. This loan is for a term of five years and bears interest at a rate based on the six-month London Interbank Offer Rate plus an indicated spread. We make monthly payments of principal and interest on this loan.

•	In December 2001, Holdings borrowed $35.0 million from a subsidiary of The Boeing Company. This loan is for a term of five years and bears interest at a rate based on the six-month London Interbank Offer Rate plus an indicated spread. Principal is payable at maturity or upon the launch of the ground spare satellite, while interest is payable quarterly.

•	On January 28, 2003, we completed a three-part financing:

•	XM and Holdings issued $279.3 million aggregate principal amount at maturity ($210.0 million initial accreted value) of 10% Senior Secured Discount Convertible Notes with a conversion price of $3.18 per share in a private placement. Principal on the 10% Senior Secured Discount Convertible Notes is payable at maturity, while interest accretes until January 1, 2006 and is thereafter payable semi-annually in cash or, at our option, in additional notes. If all of the interest is paid in additional notes, these notes would aggregate $412.6 million when they come due in 2009.

•	XM and Holdings issued to OnStar $89.0 million in aggregate principal amount of a 10% Senior Secured Convertible Note due December 31, 2009 in lieu of our obligation to make $115 million in guaranteed payments from 2003 to 2006 under the General Motors distribution agreement. Principal on the OnStar note is payable at maturity, while interest, which is due semi-annually, is payable at our option in shares of Holdings’ Class A common stock. OnStar will be able to convert the notes into shares of Class A common stock pursuant to a vesting schedule, so that on each specified date prior to and including December 31, 2006, a pro rata portion of the OnStar note corresponding to the scheduled guaranteed payment will become convertible at the option of OnStar. The conversion price equals 90% of the fair market value of a share of Class A common stock on the date of conversion; provided that, the conversion price will be not less than $5 per share nor greater than $10 per share during 2003, not less than $5 per share nor greater than $15 per share during 2004, and not less than $5 per share nor greater than $20 per share thereafter.

•	XM and Holdings completed an exchange of $300.2 million aggregate principal amount of the 14% Senior Secured Notes due 2010 for $438.0 million aggregate principal amount at maturity ($300.2 million accreted value as of March 15, 2003) of 14% Senior Secured Discount Notes due 2009, cash and warrants to purchase Class A common stock. Principal on the 14% Senior Secured Discount Notes due 2009 is payable at maturity, while interest accretes until December 31, 2005 and is thereafter payable semi-annually. Through May 6, 2003, we have extinguished $65.5 million carrying value, or $94.2 million face amount at maturity, of these notes.

The 10% Senior Secured Discount Convertible Notes, OnStar note and 14% Senior Secured Discount Notes are secured by substantially all of our assets, excluding certain specified items.

Under the terms of each series of notes issued in January 2003, XM is subject to restrictive covenants that limit its ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We are also required to offer to repurchase the notes at a purchase price equal to 101% of the accreted or face value upon a change of control.

Based on the various terms of our long-term debt, our ability to redeem any long-term debt is limited. We have and may continue to take advantage of opportunities to reduce our level of indebtedness in exchange for issuing equity securities, if these transactions can be completed on favorable terms.

The following table represents our contractual obligations as of December 31, 2002, as adjusted for the January 2003 financing:

	Payments Due by Period
Contractual Obligations	2003	2004	2005	2006	2007	2008 and Beyond	Total
	(In thousands)
GM Distribution Agreement(1)	$—	$—	$—	$––	$80,753	$239,577	$320,330
GM Credit Facility(1)	—	—	—	100,000	—	—	100,000
GM Note(1)	—	—	—	—	—	89,000	89,000
Other long-term debt (1)	437	502	580	141,111	—	742,116	884,746
Capital Lease Obligations	3,885	1,908	680	3	—	—	6,476
Operating Lease Obligations	15,378	15,642	13,045	5,252	3,073	2,248	54,638

Total	$19,700	$18,052	$14,305	$246,366	$83,826	$1,072,941	$1,455,190

(1)	The above amounts do not include interest, which in some cases is variable in amount, and do not reflect the transactions described above under the caption “—Other Equity Issuances and De-leveraging Transactions.

The long-term debt payments due in 2006 include the maturity of our $79.1 million of 7.75% convertible subordinated notes, our $27.1 million loan to finance the purchase of our headquarters facility, and our $35.0 million borrowing from Boeing. We expect our $100 million credit facility with General Motors, which may be payable prior to maturity based on cash flows, to become payable as early as 2006. The long-term debt payments due in 2008 and beyond include the maturity of XM’s remaining outstanding $24.8 million of 14% Senior Secured Notes, which come due in 2010, the maturity of XM’s $438.0 million aggregate principal amount at maturity of 14% Senior Secured Discount Notes, which come due in 2009, and the maturity of our $279.3 million aggregate principal amount at maturity of 10% Senior Secured Discount Convertible Notes, which come due in 2009.

Critical Accounting Policies

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies that we believe are most critical to understanding and evaluating our reported financial results include those pertaining to the following policies. Senior management has discussed with the audit committee of the board of directors the development and selection of estimates and assumptions required for the following accounting policies.

•	Revenue Recognition—Revenue from subscribers consists of our monthly subscription fee, which is recognized as the service is provided, and a non-refundable activation fee, which is recognized on a pro-rata basis over an estimated term of the subscriber relationship (currently 40 months), which was based upon market studies and management’s judgment. We expect to refine this estimate as more data becomes available. Promotions and discounts are treated as an offset to revenue during the period of promotion. Sales incentives, consisting of discounts and rebates to subscribers, offset earned revenue. If the actual term of our subscriber relationships is significantly greater than our current estimate of 40 months, the period over which we recognize the non-refundable activation fee will be extended to reflect the actual term of our subscriber relationships.

•	Estimates of payments due to manufacturers and distributors—Payments owed to manufacturing and distribution partners are expensed during the month in which the manufacture, sale, and/or activation of the radio unit occurs. The amount of these expenses are dependent upon units provided by our internal systems and processes, (such as subscriber management system and supply chain management system) and partner systems and processes. However, due to lags in receiving manufacturing and sales data from partners, estimates of amounts due are necessary in order to record monthly expenses. In subsequent months when lagged data is received from partners, expenses are reconciled, and adjusted where necessary. Since launching commercial operations, we continue to refine the estimation process based on an increased understanding of the timing lags, and close working relationships with our partners. Generally, estimates recorded on our books are adjusted to actuals within two months.

•

Useful Life of Satellites and Spacecraft Control Facilities—Following receipt of our satellites, we extended their expected lives from 15 years, the initial design life, to 17.5 years based upon updated technical estimates we received from our satellite provider following our satellite launches. However, based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by Boeing Satellite Systems and us, as described above under the heading “Liquidity and Capital Resources—Future Operating and Capital Resource Requirements,” we adjusted the estimated useful life of our in-orbit satellites with effect from September 2002, to the period running through first quarter of 2008 (approximately 6.75 years from launch). We continue to monitor the situation and may need to re-adjust the estimated useful lives of our in-orbit satellites based on future information. We are not recording an impairment at this time, due to our forecasted cash flows (which are sufficient to recover the system assets); however, should we reduce or not meet our forecasted cash flows or reduce further the estimated useful lives of the satellites, we may be required to record an impairment (which may be substantial) at that time. We have not adjusted the estimated useful lives of our spacecraft control facilities, as we believe that these facilities will continue to be used in our XM system. A significant decrease in the estimated useful life of our satellites and spacecraft control facilities could have a material adverse impact on our operating results in the period in which the estimate is revised and in subsequent periods.

•	Accrued Network Optimization Expenses––As a result of the planned reduction of the number of terrestrial repeater sites, we recognized a charge of $4.0 million in 2002 compared to $26.3 million in 2001. The charge of $26.3 million in 2001 included $17.7 million of site-specific capitalized costs that were written off and a lease termination accrual of $8.6 million for 646 terrestrial repeater site leases. The charge of $4.0 million in 2002 represents additional costs associated with terminating leases on terrestrial repeater sites no longer required. At December 31, 2002, we had recorded a lease termination accrual of $2.2 million that represents an estimate of the costs to terminate the remaining 98 leases based on management’s judgment, advice of lease consultants, and early negotiations with landlords. The liability also includes the estimated costs to deconstruct the existing sites, which are based upon quotes from contractors. This amount could vary significantly from the actual amount incurred, which will be primarily based on our ability to negotiate lease termination settlements.

•	Programming Agreements—We have entered into various programming agreements. Under the terms of these agreements, we are obligated to provide payments and commissions to other entities that may include fixed payments, advertising commitments and revenue sharing arrangements. Fixed amounts due under programming agreements are recognized on a straight-line basis though the termination and/or renegotiation date defined in the agreements. Revenue share agreements that contain minimum guarantees are recorded as an expense based upon the greater of the revenue share amount or a pro-rata portion of the guarantee over the guarantee period.

•	Distribution Agreement with General Motors—We have significant payment obligations under our distribution agreement with General Motors, which was amended on January 28, 2003 to provide that we could make certain payments by issuance of indebtedness or shares of Class A common stock. This agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, starting with 1,240,000 by November 2005 and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. In light of GM’s initial roll-out plans, the June 2002 amendment of the distribution agreement and management’s assessment of the likelihood of renegotiating during the period ending 2005, we recognized the fixed payment obligations due to GM for the period through November 2005, which approximate $63.6 million, on a straight-line basis. In light of the January 2003 amendment of the distribution agreement and GM’s current roll out plans which demonstrate a likelihood of GM exceeding minimum installation targets, in 2003 we are prospectively recognizing fixed payment obligations to GM for the period through September 2013, which approximate $397.3 million, on a straight-line basis. Additional annual fixed payment obligations beyond 2006 range from $80.8 million to approximately $132.9 million through 2009, aggregating approximately $320.3 million.

•	DARS License. We determined that our DARS license was an intangible asset having an indefinite useful life. While the DARS license has a renewable eight-year term, we believe that the administrative fees necessary to renew the license are expected to be de minimis compared to the initial fee to obtain the license, and we have met all of the established milestones specified in the DARS license agreement. We also anticipate no difficulties in renewing the license as long as we continue to adhere to the various regulatory requirements established in the license grant. Although we face competition from a variety of sources, we do not believe that the risk of the technology becoming obsolete or that a decrease in demand for the DARS service is significant. Further, we believe that our license is comparable with the licenses granted to other broadcasters, which are also classified as indefinite lived intangible assets. We understand that there continues to be deliberations concerning the application of this standard regarding the effect of the costs to renew FCC licenses. Our application of this standard could change depending upon the results of these deliberations.

Recent Accounting Pronouncements

We adopted SFAS No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and SFAS 143 does not have a material impact on the financial statements. Our asset retirement obligations are limited to the deconstruction of terrestrial repeater sites. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. When a new liability is recorded, we will capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. We recorded a loss of $(2.1) million during the three-months ended March 31, 2003 from the early retirement of $17.9 million of principal. The loss is reported in other income (expense) on the condensed consolidated statement of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when incurred at fair value. The adoption of SFAS No. 146 may have an effect on the timing of future restructuring charges taken, if and when they occur.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. The disclosures required by SFAS No. 148 are included in the consolidated financial statements.

The Emerging Issues Task Force issued EITF No. 00-21, Revenue Arrangements with Multiple Deliverables addressing the allocation of revenue among products and services in bundled sales arrangements. EITF 00-21 is effective for arrangements entered into in fiscal periods after June 15, 2003. Based on our current sales and marketing programs, we do not anticipate the application of the new pronouncement will have a material impact on our financial statements. However, our sales and marketing programs may change over time and we will continue to evaluate the applicability of EITF 00-21 as it relates to sales of service and hardware.

MANAGEMENT

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with our company currently held by the director.

Name	Age	Position
Gary M. Parsons(3)(4)	53	Chairman of the Board of Directors
Hugh Panero(4)	47	President, Chief Executive Officer and Member, Board of Directors
Nathaniel A. Davis(1)(3)	49	Member, Board of Directors
Thomas J. Donohue(2)(3)	64	Member, Board of Directors
Thomas G. Elliott	61	Member, Board of Directors
R. Steven Hicks(4)	53	Member, Board of Directors
Chester A. Huber, Jr.(2)	48	Member, Board of Directors
Randall T. Mays(1)(2)	38	Member, Board of Directors
James N. Perry(4)	42	Member, Board of Directors
Pierce J. Roberts, Jr.(1)(3)(4)	56	Member, Board of Directors
Jack Shaw(2)(3)	64	Member, Board of Directors

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating committee.
(4)	Member of the finance committee.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he has served as a director.

Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. Mr. Parsons was Chairman of the Board of Directors of Motient Corporation from March 1998 to May 2002. Mr. Parsons joined Motient in July 1996 and also served as its Chief Executive Officer and President. He serves on the board of Sorrento Networks Corporation and is Chairman and Chief Executive Officer of Mobile Satellite Ventures L.P. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI’s subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

Hugh Panero has served as a member of our Board of Directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

Nathaniel A. Davis has served as a member of our Board of Directors since October 1999. Until May 2003, Mr. Davis was President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. XO Communications filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel’s nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Qwest Communications International, Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

Thomas G. Elliott has served as a member of our Board of Directors since January 2003. Mr. Elliott is executive vice president, automobile operations and a director of American Honda Motor Co., Inc. Mr. Elliott became senior vice president, automobile operations of American Honda in 1986, and in 1988 was promoted to executive vice president and was named to the American Honda Board of Directors. He was appointed to the Honda North America Board of Directors in 1992. In 1992, additionally, Mr. Elliott became president of Honda Performance Development, Inc., a subsidiary of American Honda, established to manage the Honda Championship Auto Racing Team (CART) racing and race engine development programs. Mr. Elliott is a director of American Honda Finance Corporation, a subsidiary of American Honda that provides financing for the lease and sale of Honda products in the United States, and a director of Honda Performance Development.

R. Steven Hicks has served as a member of our Board of Directors since January 2003. Mr. Hicks is Chairman of Click Radio. From 1996 to October 1999, he served as President and Chief Executive Officer of Capstar Broadcasting. From October 1999 to August 2000, Mr. Hicks was the Vice Chairman and President of AMFM Inc.’s New Media division, which developed internet products and technologies for the radio industry. Mr. Hicks is a director of Prime Medical Services, Inc.

Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber was named President of OnStar Corporation in December 1999 and was general manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 27-year career with General Motors, including general director of Aftermarket Parts and Services, and general director of Sales, Marketing and Product Support for the Electro-Motive Division.

Randall T. Mays has served as a member of our Board of Directors since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of Clear Channel Communications and CNET Networks.

James N. Perry has served as a member of our Board of Directors since May 2002. Mr. Perry is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. Mr. Perry also presently serves on the board of directors of Allegiance Telecom, Inc. and Focal Communications Corporation.

Pierce J. Roberts, Jr. has served as a member of our Board of Directors since August 2000. Mr. Roberts has been Managing Director of AEA Investors since September 1999. Previously, he was with Bear Stearns from 1993 to 1998 where he was the head of the Telecom investment banking group. Prior to that, he was Managing Director at The Blackstone Group, Vice President-Corporate Development at BellSouth Corporation, and founder of his own corporate development business.

Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw is Chief Executive Officer of Hughes Electronics Corporation and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee and board of directors. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is Chairman of the Board of Directors of PanAmSat Corporation.

The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Position
Stephen Cook	48	Executive Vice President, Sales, Marketing and Customer Operations
Joseph J. Euteneuer	47	Executive Vice President, Chief Financial Officer
Steven P. Gavenas	47	Executive Vice President, Programming
Stelios Patsiokas	50	Executive Vice President, Engineering and Technology
Joseph M. Titlebaum	40	Executive Vice President, General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons and Panero, whose positions and backgrounds are described above.

Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales, Marketing and Customer Operations in January 2002. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE’s cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

Joseph J. Euteneuer has served as our Executive Vice President, Chief Financial Officer since June 2002. Mr. Euteneuer is a certified public accountant. Previously, Mr. Euteneuer was Executive Vice President and Chief Financial Officer of Broadnet Europe, a subsidiary of Comcast Corporation, from 2000 to 2002. Mr. Euteneuer joined Comcast in 1989 and served as its Vice President & Corporate Controller prior to joining Broadnet Europe.

Steven P. Gavenas has served as our Senior Vice President, New Business Development since December 1999 and was promoted to Executive Vice President, Programming in January 2002. Previously, from June 1996 to November 1999, Mr. Gavenas held several positions in WorldSpace International, including VP of Marketing, EVP Corporate Strategy and EVP Commercial Operations. Before joining WorldSpace, from September 1989 to May 1996 Mr. Gavenas was a management consultant with McKinsey and Company, Inc., an international strategy consulting firm.

Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola’s Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds over 24 United States patents.

Joseph M. Titlebaum has served as our Senior Vice President, General Counsel and Secretary since September 1998 and was promoted to Executive Vice President, General Counsel and Secretary in March 2003. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information presented under “Principal Stockholders” and “Security Ownership of Directors and Executive Officers” below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

As of May 6, 2003, there were 120,312,171 shares of Class A common stock outstanding.

Principal Stockholders

The following table presents, as of May 6, 2003, information based upon our records and filings with the SEC regarding each person known to us to be the beneficial owner of more than 5% of our Class A common stock:

	Number of Class A Shares		Percentage of Total Class A Shares	Voting Percentage
Beneficial Owners of More Than 5%:
General Motors Corporation 100 Renaissance Center 3031 West Grand Boulevard PO Box 100 Detroit, MI 48265-1000	28,092,333	(1)	19.9%	6.9%
American Honda Motor Co., Inc. 1919 Torrance Blvd. Torrance, CA 90501	22,964,767	(2)	16.0%	4.6%
Hughes Electronics Corporation 200 N. Sepulveda Boulevard El Segundo, CA 90245	18,618,590	(3)	14.1%	6.8%
Eastbourne Capital Management, LLC 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	14,231,422	(4)	11.7%	6.8%
AEA XM Investors Inc. AEA XM Investors I LLC AEA XM Investors II LLC AEA XM Investors IA LLC AEA XM Investors IIA LLC 65 E. 55th Street New York, NY 10022	10,671,345	(5)	8.2%	5.6%
Madison Dearborn Capital Partners III, L.P. Madison Dearborn Special Equity III, L.P. Special Advisors Fund I, LLC 3 First National Plaza, Suite 3800 Chicago, IL 60602	9,495,159	(6)	7.5%	6.4%

	Number of Class A Shares	Percentage of Total Class A Shares	Voting Percentage
Beneficial Owners of More Than 5%:
Clear Channel Investments, Inc. 200 Concord Plaza, Suite 600 San Antonio, TX 78216	8,329,877	6.9%	5.6%
George W. Haywood c/o Cronin & Vris, LLP 380 Madison Avenue 24th Floor New York, NY 10017	7,883,408	6.4%	3.8%
Black Bear Offshore Master Fund Ltd. c/o CITCO Fund Services (Cayman Islands) Limited Corporate Centre West Bay Road PO. Box 31106-SMB Grand Cayman, Cayman Islands	7,266,765	6.0%	4.4%

(1)	Includes 10,786,504 shares issuable upon conversion of Series A convertible preferred stock, 5,393,252 of which are owned by Hughes Electronics, 2,728,402 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends owned by Hughes Electronics, and 7,108,184 shares owned by Hughes Electronics. Under our agreements with General Motors, the convertible note issued to General Motors is not convertible and the warrant issued to General Motors is not exercisable to the extent General Motors would own more than 19.9% of our Class A common stock. The number of shares issuable upon conversion of convertible notes issued to General Motors (which vest over a four-year period in installments) or that may be issued in lieu of subscriber acquisition payments or as payment of interest cannot be determined at the present time because they depend on fair market values in the future.
(2)	Includes 16,143,761 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 and 6,821,005 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.
(3)	Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 2,728,402 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.
(4)	Includes 7,266,765 shares owned by Black Bear Offshore Master Fund Ltd., 6,153,433 shares owned by Black Bear Fund I, L.P., and 811,224 shares owned by Black Bear Fund II, L.L.C., each of which disclaims beneficial ownership of any shares not held directly by such entity. Excludes 7,280,701 shares issuable to Black Bear Offshore Master Fund Ltd. and 719,859 shares issuable to Black Bear Fund I, L.P. upon conversion of 10% senior secured discount convertible notes due 2009 that are not convertible to the extent such entity would own greater than 4.999% of our Class A common stock.
(5)	Includes 937,071 shares issuable upon conversion of Series C preferred stock and accrued dividends held by AEA XM Investors I LLC, a Delaware limited liability company (“AEA XM I”), 7,240,136 shares issuable upon conversion of Series C preferred stock and accrued dividends held by AEA XM Investors II LLC, a Delaware limited liability company (“AEA XM II”), 270,777 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 held by AEA XM Investors IA LLC, a Delaware limited liability company (“AEA XM IA”), and 2,215,361 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 held by AEA XM Investors IIA LLC, a Delaware limited liability company (“AEA XM IIA”). As the general partner of each of XM Investors I LP, a Delaware limited partnership, XM Investors II LP, a Delaware limited partnership, XM Investors IA LP, a Delaware limited partnership and XM Investors IIA LP, a Delaware limited partnership, which are the managing members of AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA, respectively, AEA XM Investors Inc., a Delaware corporation, may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA.

(6)	Includes 2,600,238 shares of Class A common stock and 6,672,853 shares issuable upon conversion of Series C preferred stock and accrued dividends held by Madison Dearborn Capital Partners III, L.P.; 57,737 shares of Class A common stock and 148,152 shares issuable upon conversion of Series C preferred stock and accrued dividends held by Madison Dearborn Special Equity III, L.P.; and 16,179 shares of Class A common stock held by Special Advisors Fund I, LLC.

Security Ownership of Directors and Executive Officers

The following table presents, as of May 6, 2003, information regarding the beneficial ownership of Class A common stock by each of our directors and named executive officers and all of our directors and executive officers as a group:

Name	Number of Class A Shares Beneficially Owned		Percentage of Total Class A Shares
Directors and Named Executive Officers
Gary M. Parsons	587,334	(1)	*
Hugh Panero	654,097	(2)	*
Randall T. Mays	46,757		*
Chester A. Huber, Jr.	—		*
Jack Shaw	26,757		*
James N. Perry, Jr.	—	(3)	*
Nathaniel Davis	46,757		*
Thomas R. Donohue	46,757		*
Pierce J. Roberts, Jr.	63,295	(4)	*
Thomas G. Elliott	—		*
R. Steven Hicks	900,000		*
Steven Gavenas	132,213	(5)	*
Stephen Cook	187,413	(6)	*
Stelios Patsiokas	202,064	(7)	*
All directors and executive officers as a group (16 persons)	3,318,983	(8)	2.8%

*	Less than 1%.
(1)	Does not include 711,667 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons’ minor children, of which Mr. Parsons’ spouse is the trustee, owns 16,179 shares and a minority membership interest in Columbia Capital. Mr. Parsons disclaims beneficial ownership of these interests.
(2)	Does not include 700,000 shares issuable upon exercise of options that are not exercisable within 60 days.
(3)	Mr. Perry is a partner in each of Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC, which collectively own 9,475,159 shares. Mr. Perry disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(4)	Includes 2,500 shares issuable upon exercise of Series B convertible preferred stock. Mr. Roberts is affiliated with AEA XM Investors Inc., which is the general partner of each of XM Investors I LP, a Delaware limited partnership, XM Investors II LP, a Delaware limited partnership, XM Investors IA LP, a Delaware limited partnership and XM Investors IIA LP, which each manage AEA XM Investors I LLC, AEA XM Investors II LLC, AEA XM Investors IA LLC and AEA XM Investors IIA LLC, respectively. AEA XM Investors I, AEA XM Investors II, AEA XM Investors IA and AEA XM Investors IIA beneficially own 7,248,136, 937,071, 270,777 and 2,215,361 shares, respectively. Mr. Roberts disclaims beneficial ownership of the shares of Class A common stock beneficially owned by each of AEA XM Investors I LLC, AEA XM Investors II LLC, AEA XM Investors IA LLC and AEA XM Investors IIA LLC.
(5)	Does not include 273,333 shares issuable upon exercise of options that are not exercisable within 60 days.
(6)	Does not include 278,333 shares issuable upon exercise of options that are not exercisable within 60 days.
(7)	Does not include 286,666 shares issuable upon exercise of options that are not exercisable within 60 days.
(8)	Does not include 2,814,999 shares issuable upon exercise of options that are not exercisable within 60 days.

Director Designation Agreements

We have entered into director designation agreements under which members selected by AEA XM Investors, Clear Channel, General Motors and American Honda have been elected to our Board of Directors. These provisions are described above under the caption “Election of Directors—Director Designation Agreements; Board Observers.”

Shareholders and Noteholders Agreement

We have entered into a shareholders and noteholders agreement with AEA XM Investors, Clear Channel Investments, affiliates of Columbia Capital, Hughes Electronics, American Honda and affiliates of Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions. The shareholders and noteholders agreement grants certain observation rights with respect to meetings of our Board of Directors, as described above under the caption “Election of Directors—Director Designation Agreements; Board Observers.” Under the agreement, holders of our 10% senior secured discount convertible notes due 2009 have consent rights similar to, but in addition to, those of our Series C preferred stock. Without the consent of 75% of the noteholders and GM, we are not able to: amend our charter and bylaws in a way that materially affects the rights of GM or the noteholders; issue common stock in an amount that increases the amount outstanding on a fully diluted basis by 20% or more; take any action that would restrict our ability to honor the rights of GM or the noteholders; take certain actions under the terms governing the notes issued in January 2003; issue securities that have a preference over the notes or the note issued to GM’s subsidiary, OnStar Corporation; incur indebtedness with financial or operational covenants; redeem or repurchase securities that are junior to or on a parity with the notes or the OnStar note; enter into certain transactions with affiliates, merge or sell all or substantially all of our assets; or change the principal nature of our business. The parties to the shareholders and noteholders agreement also have the right to participate in any of our future private financings to the extent necessary to maintain their pro rata fully diluted ownership percentage. The shareholders and noteholders agreement will terminate upon unanimous consent of the parties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with General Motors and OnStar

Distribution Agreement

Distribution of XM Radio through the new automobile market is central to our business strategy. Since June 1999, we have been a party to a long-term distribution agreement with OnStar Corporation, a subsidiary of General Motors, providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which runs for 12 years from commencement of our commercial operations in November 2001, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive broadcasts by Sirius Radio, our primary competitor, as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. General Motors is currently offering 25 XM Radio-equipped cars, light trucks and SUVs under the Buick, Chevrolet, Oldsmobile, Cadillac, Pontiac and GMC brand names during the 2003 model year and will expand to 44 GM models for the 2004 model year.

We have agreed to make significant payments to General Motors for serving as a distributor of XM Radio. Annual fixed payment obligations range from approximately $10 million to approximately $130 million through 2009, aggregating approximately $400 million. As described below under the heading “—Financing Agreements,” we have issued to OnStar a 10% Senior Secured Convertible Note due 2009 with an aggregate principal amount of approximately $89 million in lieu of making approximately $115 million in payments to OnStar otherwise due in 2003 through 2006. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios. The distribution agreement was amended in June 2002 and January 2003 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM, confirming the date of our commencement of commercial operations (November 2001), and providing that we may make certain payments to GM in the form of indebtedness or shares of our Class A common stock.

This agreement is subject to renegotiation if, four years after the commencement of commercial operations (November 2005) and at two-year intervals thereafter, General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors’ exclusivity obligations will discontinue if, four years after we commenced commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both companies’ services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of the distribution agreement with General Motors. The agreement with General Motors provides that if General Motors elects to install radios that are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Financing Agreements

In January 2003, we entered into a series of transactions to defer or provide for the financing of various payments to GM and OnStar concurrently with new investors investing a total of $225 million in our company.

OnStar Note.    In lieu of making $114,972,000 of annual fixed payment obligations under the distribution agreement for 2003 through 2006, we have issued to OnStar a 10% Senior Secured Convertible Note due December 31, 2009 with a principal amount of $89,042,000. Holdings and XM are co-obligors on the OnStar note. Interest on the note, which is due semiannually on June 30 and December 31 of each year, is payable, at our option in cash or shares of our Class A common stock having an aggregate fair market value equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due.

OnStar will be able to convert the note into shares of Class A common stock pursuant to a vesting schedule so that on each date prior to and including December 31, 2006 that we would have been obligated to make scheduled guaranteed payments under the distribution agreement, a pro rata portion of the OnStar note corresponding to the scheduled guaranteed payment will become convertible at the option of OnStar at a conversion price equal to 90% of the fair market value of a share of Class A common stock (calculated as described above) on the date of conversion; provided that, the conversion price will be not less than $5 per share nor greater than $10 per share during 2003, not less than $5 per share nor greater than $15 per share during 2004, and not less than $5 per share nor greater than $20 per share thereafter.

Under the terms of the OnStar note, we are subject to restrictive covenants that are the same as the covenants under our 10% senior secured discount convertible notes due 2009 issued in January 2003. These covenants limit our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We are also required to offer to repurchase the OnStar note at a purchase price equal to 101% of the principal amount upon a change of control.

The OnStar note is equal in right of payment to, and secured on a shared basis with, XM’s 14% Senior Secured Discount Notes due 2009, our 10% senior secured discount convertible notes and our indebtedness under the GM credit facility described below. The OnStar note is secured by substantially all of our assets. XM’s subsidiary, XM Equipment Leasing LLC, guarantees our obligations under the OnStar note.

The OnStar note is convertible and the GM warrant, which is described below, exercisable only to the extent General Motors would not beneficially own more than 19.9% of our Class A common stock, unless we and General Motors otherwise agree and certain stockholder approvals are obtained.

GM Credit Facility. General Motors has provided us with a $100.0 million Senior Secured Credit Facility, maturing in December 2009, that enables us to make monthly draws to finance payments that become due under the distribution agreement and other GM payments. Holdings and XM are co-borrowers under this credit facility. The outstanding principal amount of all draws will be due December 31, 2009 and bear interest at the applicable LIBOR rate plus 10%. We will be able to make interest payments in shares of Class A common stock having an aggregate fair market value at the time of payment equal to the amount of interest due. The fair market value will be based on the average daily trading prices of the Class A common stock over the ten business days prior to the day the interest payment is due. We have the option to prepay all draws in cash in whole or in part at any time but will not be able to re-borrow any prepaid amounts. Beginning in 2005, we will be required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full.

In order to make draws under the credit facility, we are required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

This credit facility is equal in right of payment to, and secured on a shared basis with the OnStar note, XM’s 14% Senior Secured Discount Notes and the 10% senior secured discount convertible notes. The credit facility is secured by substantially all of our assets. XM’s subsidiary, XM Equipment Leasing LLC, guarantees our obligations under this credit facility.

As consideration for GM entering into the credit facility, we issued to GM a warrant to purchase 10 million shares of our Class A common stock at an exercise price equal to $3.18 per share. The GM warrant is fully vested and expires after five years.

Subscriber Acquisition Payments.    Under the distribution agreement, we are required to make a subscriber acquisition payment to OnStar for each person who becomes and remains an XM subscriber through the purchase of a GM vehicle. We are now able to make up to $35.0 million in such subscriber acquisition payments in shares of our Class A common stock, valued at fair market value at the time of payment.

Other Transactions

We have granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we have agreed to provide certain of our audio content for distribution on OnStar’s telematics services. We also have a director designation agreement with GM and its subsidiary DIRECTV, which is described below under the heading “Director Designation Agreements.” During November 2002, we initiated joint promotional activities with General Motors, targeted at new GM car buyers who subscribe to XM service. At December 31, 2002, approximately 31,000 subscribers took advantage of the joint promotion. In addition, GM purchased XM service for approximately 7,000 of their dealers.

January 2003 Private Placement

In January 2003, we completed a private placement of $279.3 million aggregate principal amount at maturity of 10% Senior Secured Discount Convertible Notes due 2009 of Holdings and XM. Hughes Electronics purchased $13.3 million aggregate principal amount at maturity of notes; Black Bear Offshore Master Fund Ltd., $33.2 million; affiliates of Eastbourne Capital Management LLC (other than Black Bear Offshore Master Fund Ltd.), $17.0 million; George Haywood, $9.3 million; American Honda, $66.5 million; AEA XM Investors IA LLC, $1.1 million; AEA XM Investors IIA LLC, $9.1 million; Columbia Capital Equity Partners II (QP), L.P., $4.1 million; Columbia XM Radio Partners, LLC, $4.5 million; Columbia Capital Equity Partners III (QP), L.P., $1.5 million; and Columbia XM Satellite Partners III, LLC, $1.3 million.

Interest on the notes is payable semiannually and accretes through December 31, 2005, so that at that date, the aggregate accreted value of the notes will be $279.3 million. Beginning June 30, 2006, interest will be payable semiannually in arrears in cash or by the issuance of additional notes on the same terms as these notes. If all interest is paid in additional notes, the notes would aggregate $412.6 million when they matured in December 2009. At any time, a holder of notes may convert all or part of the accreted value of its notes at a conversion price of $3.18 per share.

We are not able to prepay or redeem the notes. Beginning four years after the issuance of the notes, we will be able to convert all, but not less than all of the notes at the conversion price if: (i) shares of our Class A common stock have traded on the Nasdaq National Market or a national securities exchange for the previous 30 trading days at 200% of the conversion price, (ii) we have reported earnings before interest income and expense, other income, taxes, depreciation (including amounts related to research and development) and amortization greater than $0 for the immediately preceding quarterly period for which we report our financial results, (iii) immediately following such conversion, the aggregate amount of our and our subsidiaries’ indebtedness is less than $250 million, and (iv) no shares of our Series C preferred stock remain outstanding.

Under the terms of the notes, we are subject to restrictive covenants, similar to those of the OnStar note, that limit our ability to pay dividends and make other types of restricted payments, incur indebtedness, enter into transactions with our affiliates, use proceeds from certain asset sales and enter into sale and leaseback transactions. We are also required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount upon a change of control.

The notes are equal in right of payment to, and secured on a shared basis with XM’s 14% Senior Secured Discount Notes due 2009, the OnStar note and our indebtedness under the GM credit facility. The notes are secured by substantially all of our assets. XM’s subsidiary, XM Equipment Leasing LLC, guarantees our obligations under the notes.

In connection with this transaction, R. Steven Hicks and Thomas G. Elliott joined our board of directors. We issued to Mr. Hicks a warrant to purchase 900,000 shares of our Class A common stock at an exercise price of $3.18 per share.

Clear Channel Agreements

We have an advertising sales arrangement with Premiere Radio Networks, an affiliate of Clear Channel Communications. Under this arrangement, Premiere sells to advertisers time inventory owned by XM Radio for advertisements to be run on XM Radio channels. Under separate agreements, we also run advertisements on a spot and network basis on radio stations owned by Clear Channel Communications. We have a sponsorship agreement with Clear Channel Entertainment, pursuant to which we are, with certain exceptions, the exclusive satellite radio advertiser at Clear Channel Entertainment events and venues. We also lease several terrestrial repeater sites from Clear Channel Communications. During the fiscal year ended December 31, 2002, we incurred $10.2 million under these arrangements.

We have additional agreements with affiliates of Clear Channel Communications described below under the headings “Operational Agreements” and “Director Designation Agreements.”

Operational Agreements

Bandwidth.    We have agreements with Clear Channel, DIRECTV and the TCM Group (which is owned by Columbia Capital, Telcom Ventures (an XM stockholder) and Madison Dearborn Partners) under which we have agreed to make available to such companies up to 406.6 kilobits per second, 204.8 kilobits per second, 64.0 kilobits per second each, respectively, of our bandwidth, for such companies to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Only Clear Channel has taken advantage of its agreement to provide programming on our system. Until these options are exercised and this bandwidth is actually used by such companies, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or obligations to other content providers, and must meet our quality standards. These agreements remain in effect so long as Clear Channel, DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of our fully diluted ownership or a certain amount of their original investments in us.

We have agreed to make 128.0 kilobits per second of our bandwidth available to OnStar Corporation under our distribution agreement with OnStar for audio and data transmissions to owners of XM-enabled GM vehicles, regardless of whether they are XM subscribers. We can use the bandwidth until it is actually used by OnStar. OnStar’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. OnStar has not yet used any of our bandwidth available to it. We have also granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we will provide certain of our audio content for distribution on OnStar’s telematics services.

We have agreed to make a certain amount of our bandwidth available to American Honda. We can use the bandwidth until it is actually used by American Honda. American Honda’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. American Honda has not yet used any of our bandwidth available to it. This agreement remains in effect so long as American Honda holds a certain amount of its investment in us. We believe that this allocation of our bandwidth to affiliates will not adversely affect our ability to provide the XM Radio service.

Technology License.    We have granted to Clear Channel, DIRECTV, and TCM Group under the agreements described above a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.

Advertising and Distribution.    We provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation. We also have an advertising sales arrangement with Premiere Radio Networks, an affiliate of Clear Channel Communications, as described above under the heading “Clear Channel Agreements.”

Registration Rights Agreement

We have a registration rights agreement with AEA XM Investors, Clear Channel Investments, Columbia Capital, Hughes Electronics, American Honda and Madison Dearborn Partners, General Motors, DIRECTV and the investors that participated in our January 2003 financing transactions. Most of these investors are subject to securities law restrictions in selling our securities without an effective registration statement in place, and as part of their investments, we have granted them rights to have us register their stock. A party to the registration rights agreement will cease to have registration rights at such time that its securities are subject to an effective registration statement, or may be sold under Rule 144(k) under the Securities Act of 1933, as amended, or without restriction under Rule 144 of the Securities Act.

Parties have several rights to demand registration of $10.0 million of Class A common stock or more, subject to our right to defer the timing of a demand registration and an underwriters’ right to cut back shares in an underwritten offering. In certain instances if a demand registration is cut back by more than 25% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request. Parties also have rights to include their Class A common stock in registered offerings that we initiate, other than an offering for high yield debt. We are also obligated to initiate shelf registration statements involving delayed or continuous offerings upon demand. We recently registered a total of 127,228,179 shares under separate registration statements to cover shares issuable under our January 2003 financing transactions. By July 2003, we must also register approximately 5,000,000 shares to be issued as part of certain of our obligations to General Motors as part of our January 2003 financing transactions. The Series C holders may also demand registration upon a change of control.

Director Designation Agreements

We have entered into director designation agreements under which members selected by AEA XM Investors, Clear Channel, General Motors and American Honda have been elected to our Board of Directors. These provisions are described above under the caption “Election of Directors—Director Designation Agreements; Board Observers.”

Shareholders and Noteholders Agreement

We have entered into a shareholders and noteholders agreement with AEA XM Investors, Clear Channel Investments, Columbia Capital, Hughes Electronics, American Honda and Madison Dearborn Partners, General

Motors, DIRECTV and the investors that participated in our January 2003 financing transactions, which is further described above under the caption “Security Ownership of Certain Beneficial Owners and Related Stockholder Matters—Shareholders and Noteholders Agreement.”

Contract with Hughes Electronics

Since February 2000, we have been a party to a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters, which supplements our high-powered satellite signals. As of December 31, 2002, work had been completed and we had paid $113.8 million under this contract and recorded an additional liability of $0.1 million.

Engineering Contract with LCC International

Since August 1999, we have been a party to a contract with LCC International for the engineering of and site preparation of our terrestrial repeater network. The repeater network supplements our high-powered satellite signals. As of December 31, 2002, work had been completed and we had paid $128.4 million under this contract. There are no further payments due under this contract.

Dr. Rajendra Singh, a member of our Board of Directors until May 2002 and a member of the board of directors of LCC International, controls Telcom Ventures, the largest shareholder of LCC International.

Technology License Agreement with Motient

Motient Corporation was our initial parent corporation and our controlling stockholder for many years until January 2001. Motient ceased to be a stockholder of our company in November 2001. During the period when Motient was our controlling stockholder, Motient granted us a royalty-free license with respect to certain technology to be used in connection with the implementation of the XM Radio system, including, among other things, certain ground segment communications technology and antenna technology. We also have the right to sublicense this technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. The technology license renews automatically on an annual basis unless terminated for a breach that has not been or cannot be remedied.

Under cross-license provisions in the license, if we obtain from any third party the right to use any technology which could be used to develop, implement and commercialize a satellite radio system for transmission in the United States, we will make all reasonable efforts to obtain for Motient the right to use such technology. We have granted to Motient a royalty-free, non-exclusive and irrevocable license to any and all technology and improvements we develop relating to the XM Radio system. This cross-license is for use and sublicensing worldwide outside the United States and its territories, or inside the United States and its territories only in connection with Motient’s mobile satellite business in the United States and other than in connection with any satellite radio system. Our chairman, Gary Parsons, was chairman of Motient until May 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: June 3, 2003	By:	/s/ JOSEPH M. TITLEBAUM
Joseph M. Titlebaum Executive Vice President, General Counsel and Secretary

XM SATELLITE RADIO INC.

Date: June 3, 2003	By:	/s/ JOSEPH M. TITLEBAUM
Joseph M. Titlebaum Executive Vice President, General Counsel and Secretary